Exhibit 2.2

Execution Version

PURCHASE AND SALE AGREEMENT

DATED DECEMBER 19, 2019, BY AND BETWEEN

RIVIERA UPSTREAM, LLC AND RIVIERA OPERATING, LLC

AS SELLER,

AND

CRESCENT PASS ENERGY, LLC

AS BUYER

US 6546457v.21

Table of Contents

Page

ARTICLE 1 DEFINITIONS1

ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING22

2.01	Assets22
2.02	Purchase Price; Deposit22
2.03	Closing; Preliminary Settlement Statement22
2.04	Closing Obligations23
2.05	Allocations and Adjustments24
2.06	Assumption28
2.07	Allocation of Purchase Price29

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER29

3.01	Organization and Good Standing29
3.02	Authority; No Conflict29
3.03	Bankruptcy30
3.04	Taxes31
3.05	Legal Proceedings31
3.06	Brokers31
3.07	Compliance with Legal Requirements32
3.08	Prepayments32
3.09	Imbalances32
3.10	Material Contracts32
3.11	Consents and Preferential Purchase Rights33
3.12	Permits33
3.13	Current Commitments33
3.14	Environmental Laws34
3.15	Employee Matters34
3.16	Wells34
3.17	Royalties35
3.18	Leases35
3.19	Non-Consent Operations35
3.20	Surface Rights35
3.21	Condemnation.35
3.22	Knowledge Qualifier for Non-Operated Assets35
3.23	Disclosures with Multiple Applicability; Materiality36
3.24	Gathering System36
3.25	Certain Restrictions36

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER36

4.01	Organization and Good Standing36
4.02	Authority; No Conflict36

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4.03	Certain Proceedings37
4.04	Knowledgeable Investor37
4.05	Qualification37
4.06	Brokers38
4.07	Financial Ability38
4.08	Securities Laws38
4.09	Due Diligence38
4.10	Basis of Buyer’s Decision38
4.11	Business Use, Bargaining Position39
4.12	Bankruptcy39

ARTICLE 5 COVENANTS OF SELLER39

5.01	Access and Investigation39
5.02	Conduct of Business40
5.03	Insurance42
5.04	Consent and Waivers42
5.05	Amendment to Schedules42
5.06	Successor Operator43
5.07	Affiliate Contracts43
5.08	Employee Matters43

ARTICLE 6 OTHER COVENANTS43

6.01	Notification and Cure43
6.02	Satisfaction of Conditions44
6.03	Replacement of Insurance, Bonds, Letters of Credit, and Guaranties44
6.04	Governmental Reviews44
6.05	Financing Cooperation45
6.06	Pre-Effective Time Midstream Costs.45
6.07	Seller’s Remediation Obligation45

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO

CLOSE45

7.01	Accuracy of Representations45
7.02	Seller’s Performance46
7.03	No Proceedings46
7.04	No Orders46
7.05	Necessary Consents and Approvals46
7.06	Closing Deliverables46
7.07	Certain Adjustments.46
7.08	Credit Support Obligations46

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO

CLOSE47

8.01	Accuracy of Representations47
8.02	Buyer’s Performance47
8.03	No Proceedings47
8.04	No Orders47

ii

8.05	Necessary Consents and Approvals47
8.06	Closing Deliverables47
8.07	Qualifications47
8.08	Certain Adjustments.47

ARTICLE 9 TERMINATION48

9.01	Termination Events48
9.02	Effect of Termination; Distribution of the Deposit Amount49
9.03	Return of Records Upon Termination50

ARTICLE 10 INDEMNIFICATION; REMEDIES50

10.01	Survival50
10.02	Indemnification and Payment of Damages by Seller51
10.03	Indemnification and Payment of Damages by Buyer52
10.04	Indemnity Net of Insurance52
10.05	Limitations on Liability52
10.06	Procedure for Indemnification--Third Party Claims53
10.07	Procedure for Indemnification – Other Claims54
10.08	Indemnification of Group Members54
10.09	Extent of Representations and Warranties54
10.10	Compliance With Express Negligence Test55
10.11	Limitations of Liability55
10.12	No Duplication56
10.13	Disclaimer of Application of Anti-Indemnity Statutes56
10.14	Waiver of Right to Rescission56
ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS	56
11.01	Title Examination and Access56
11.02	Preferential Purchase Rights56
11.03	Consents57
11.04	Title Defects57
11.05	Title Defect Value58
11.06	Seller’s Cure or Contest of Title Defects59
11.07	Limitations on Adjustments for Title Defects60
11.08	Title Benefits60
11.09	Buyer’s Environmental Assessment62
11.10	Environmental Defect Notice62
11.11	Exclusion, Cure or Contest of Environmental Defects62
11.12	Limitations64
11.13	Exclusive Remedies64
11.14	Casualty Loss and Condemnation65
11.15	Expert Proceedings65

ARTICLE 12 EMPLOYMENT MATTERS66

12.01	Seller Benefit Plans66
12.02	Claims under Seller Benefit Plans66

ii

12.03	Available Employees’ Offers and Post-Employee Start Date Employment

and Benefits67

12.04	Health Coverage68
12.05	WARN Act68
12.06	No Third Party Beneficiary Rights69

ARTICLE 13 GENERAL PROVISIONS69

13.01	Records69
13.02	Expenses and Tax Matters69
13.03	Notices71
13.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver72
13.05	Further Assurances73
13.06	Waiver73
13.07	Entire Agreement and Modification74
13.08	Assignments, Successors, and No Third Party Rights74
13.09	Severability74
13.10	Article and Section Headings, Construction74
13.11	Counterparts75
13.12	Press Release75
13.13	Confidentiality75
13.14	Name Change76
13.15	Preparation of Agreement76
13.16	Appendices, Exhibits and Schedules76
13.17	Joint and Several Liability76
13.18	Non-Recourse Persons76

4

EXHIBITS AND SCHEDULES

Exhibit ALeases

Exhibit A-1Fee Minerals

Exhibit A-2Easements and Surface Interests

Exhibit A-3Field Offices and Other Real Property

Exhibit A-4Pipeline and Gathering Systems

Exhibit A-5Surface Deeds

Exhibit BWells

Exhibit CPersonal Property

Exhibit DVehicles

Exhibit EExcluded Assets

Exhibit FForm of Assignment and Bill of Sale

Exhibit GForm of Deed

Exhibit HForm of Certificate

Exhibit IForm of TSA

Schedule 1.1Designated Area

Schedule 2.05(d)(i)(C)Prepayments of Property Costs Schedule 2.07Allocation of Purchase Price

Schedule 3.02(b)No Conflict

Schedule 3.04Taxes

Schedule 3.05Assumed Litigation and Retained Litigation Schedule 3.07Compliance with Legal Requirements Schedule 3.09Imbalances

Schedule 3.10Material Contracts

Schedule 3.11Consents and Preferential Purchase Rights Schedule 3.12Permits

Schedule 3.13Current Commitments

Schedule 3.14Environmental Laws

Schedule 3.16(a)Wells

Schedule 3.16(b)Payout Balances

Schedule 3.17Royalties

Schedule 3.18Leases

Schedule 3.19Non-Consent Operations

Schedule 3.20Surface Rights

Schedule 3.25Certain Restrictions Schedule 5.01(b)Environmental Firms

Schedule 5.02Certain Authorized Pre-Closing Actions

Schedule 6.03Replacement Bonds, Letters of Credit and Guaranties Schedule PEPermitted Encumbrances

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 19, 2019 (the “Execution Date”), by and between Riviera Upstream, LLC, a Delaware limited liability company (“Riviera Upstream”), and Riviera Operating, LLC, a Delaware limited liability company (“Riviera Operating” and, together with Riviera Upstream, the “Seller”), and Crescent Pass Energy, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1 DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – the American Arbitration Association.

“Accounting Expert” – as defined in Section 2.05(e).

“AFE” – as defined in Section 3.13.

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Defect Deductible” – an amount equal to three percent (3%) of the unadjusted Purchase Price.

“Aggregate Environmental Defect Value” – as defined in Section 11.12.

“Aggregate Title Defect Value” – as defined in Section 11.07.

“Agreement” – as defined in the preamble to this Agreement.

“Allocated Values” – the values assigned among the Assets as set forth on Schedule 2.07.

“Applicable Contracts” – all Contracts to which Seller or any of its Affiliates is a party or is bound to the extent related to any of the Assets and (in each case) that will be binding on Buyer after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts to the extent relating to the Excluded Assets.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the operation or ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” – all of Seller’s right, title, and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a)all of the oil and gas leases, subleases, and other leaseholds located in the Designated Area (including the oil and gas leases, subleases and other leaseholds described in Exhibit A), together with (i) any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases or Exhibit A (such interest in such leases, the “Leases”), (ii) all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”), (iii) all tenements, hereditaments, and appurtenances belonging to such Leases and the Lands and (iv) all Royalties applicable to the Leases and the Lands;

(b)any and all oil, gas, water, CO2 and disposal wells located on any of the Lands (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

(c)all fee mineral interests in the Designated Area, including those described in Exhibit A-1 (such interest, the “Fee Minerals”);

(d)all rights and interests in, under or derived from all communitization, unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Fee Minerals, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(e)to the extent they may be assigned, transferred, or re-issued (in each case without the payment of any fee unless Buyer agrees in writing to pay such fee; provided, that Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer) all permits, licenses, allowances, water rights, registrations, consents, certificates, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent (i) appurtenant to, or (ii) used or held for use in connection with, the Assets or otherwise relating to the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets, including those described on Exhibit A-2; provided that to the extent any of the foregoing assets are not located within the Designated Area, such assets shall only be included to the extent they are primarily used or primarily held for use in connection with the Properties or other Assets or otherwise relating to the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets (the “Surface Rights”);

(f)all equipment, machinery, tools, inventory, fixtures, improvements and other personal, movable and mixed property located on any of the Properties or other Assets that is used or held for use in connection therewith, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, and other items used or held for use in the operation thereof; provided that to the extent any of the foregoing assets are not located within the Designated Area, such assets shall only be included to the extent they are primarily used or primarily held for use in connection with the Properties or other Assets (collectively, the “Personal Property”);

(g)the real property described on Exhibit A-3 and any Personal Property located thereon;

(h)all pipelines and gathering systems described on Exhibit A-4 (the “Gathering System”);

(i)all surface fee property in the Designated Area, including as  described  on  Exhibit A-5;

(j)	the vehicles described on Exhibit D;

(k)	all salt water disposal wells and evaporation pits that are located on the Lands;

(l)to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), all Applicable Contracts and all rights thereunder, insofar as and only to the extent relating to the Assets;

(m)	all Imbalances relating to the Assets;

(n)	the Suspense Funds;

(o)originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Seller’s or its Affiliates’ possession or control, including: (i) land and title records (including division order files, prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, Asset Taxes and accounting records;

(v) facility and well records; and (vi) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), geological and seismic data and information (excluding interpretive data) (collectively, “Records”);

(p)all Hydrocarbons produced from or allocated to the Wells in storage or existing in stock tanks, pipelines or plants (including inventory) and upstream of the sales meter as of the Effective Time;

(q)all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software, all radio and telephone equipment, SCADA and measurement technology, and other production related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) (A) used or held for use in connection with the Properties, if located within the Designated Area or (B) primarily used or primarily held for use in connection with the Properties, if not located within the Designated Area, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), (iii) located on the Property and (iv) useful in the operation of the Properties as currently operated (the “Production Related IT Equipment”);

(r)all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and (ii) liens and security interests in favor of Seller or its Affiliates, whether choate or inchoate, under any Legal Requirement or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller or its Affiliates as the operator or non-operator of any Asset;

(s)all rights of Seller and its Affiliates to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on or after the Effective Time, to the extent relating to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller;

(t)all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Seller or any of its Affiliates whether arising before, on, or after the Effective Time to the extent such rights, claims, and causes of action directly relate to any of the Assumed Liabilities; and

(u)the Pre-Effective Time Midstream Costs, subject to Seller’s right to recoup such costs in accordance with this Agreement.

To the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets, such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned by Seller, as part of the Excluded Assets, and by Buyer, as part of the Assets.

“Assignment” – the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit F.

“Assumed Liabilities” – as defined in Section 2.06.

“Assumed Litigation” – the litigation set forth in Part A of Schedule 3.05.

“Available Employee”– the individuals identified in the Employee Letter as “Available Employees”, which individuals are employees of Seller or its Affiliate to whom Buyer or its Affiliate may, but shall not be obligated to,  make  an  offer  of  employment  pursuant  to  Section 12.03.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(iv)  or Section 2.04(b)(iv) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close; provided, however any day during the Dead Period will not be considered a Business Day.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Buyer’s Closing Documents” – as defined in Section 4.02(a).

“Casualty Loss” – as defined in Section 11.14.

“Closing” – the closing of the Contemplated Transactions.

“Closing Date” – as defined in Section 2.03.

“COBRA” – as defined in Section 12.04.

“Code” – the Internal Revenue Code of 1986, as amended.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which has been completed in accordance with the Lowest Cost Response and is in compliance with the requirements of applicable Environmental Law.

“Confidentiality Agreement” – that certain confidentiality agreement dated as of July 15, 2019 by and between Crescent Pass Energy, LLC and Riviera Resources, Inc.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)the sale of the Assets by Seller to Buyer;

(b)the performance by the Parties of their respective covenants and obligations under this Agreement; and

(c)Buyer’s acquisition, ownership, and exercise of control over the Assets. “Continuing Employee” – an Available Employee who accepts an offer of employment made pursuant to Section 12.03, passes Buyer’s or its Affiliate’s applicable and lawful pre- employment screening processes, and becomes employed by Buyer or one of its Affiliates pursuant to the process set forth in Section 12.03.

“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Controlled Group Liabilities” – any and all liabilities of Seller or any of its ERISA Affiliates (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, (iii) under Sections 412, 430, 431, 436 or 4971 of the Code and (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Cure” – as defined in Section 11.06(a)(i).

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any attorneys’ fees, legal, and other costs and expenses suffered or incurred therewith.

“Dead Period” – the period of time beginning on the Execution Date and ending January 5, 2020.

“De Minimis Environmental Defect Cost” – Fifty Thousand Dollars ($50,000.00).

“De Minimis Title Defect Cost” – with respect to each Well, the lesser of Fifty Thousand Dollars ($50,000.00) and fifty percent (50%) of the Allocated Value ascribed to such Well in Schedule 2.07.

“Deed” – the Deed from Seller to Buyer, pertaining to the applicable surface fee interests and Fee Minerals included in the Assets, substantially in the form attached to this Agreement as Exhibit G.

“Defect Notice Date” – as defined in Section 11.04.

“Defensible Title” – title of Seller with respect to the Wells and the Gathering System that, as  of the Effective Time  and the Closing Date and  subject  to  the Permitted Encumbrances,   is

(i)deducible of record or (ii) evidenced by unrecorded instruments or elections made or delivered pursuant to any joint operating agreement, pooling agreement or unitization agreement, and substantially similar contracts:

(a)with respect to each currently producing formation for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B for such Well), entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit B for such producing formation, except (i) for decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date and in accordance with the terms of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries described in Schedule 3.09, or

(iv) as set forth in Exhibit B;

(b)with respect to each currently producing formation for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B for such Well), obligates Seller to bear not more than the Working Interest set forth in Exhibit B for such producing formation, except (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating   agreements,

(ii)increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest, or (iii) as set forth in Exhibit B; and

(c)	is free and clear of all Encumbrances.

“Deposit Amount” – an amount equal to ten percent (10%) of the unadjusted Purchase Price (including any interest accrued thereon).

“Designated Area” – the area described in Schedule 1.1 as the “Designated Area.”

“Dispute Notice” – as defined in Section 2.05(e).

“Disputed Matter” – as defined in Section 11.15(a).

“Effective Time” – July 1, 2019, at 12:01 a.m. local time at the location of the Assets.

“Employee Letter” – as defined in Section 12.03(a).

“Employee Start Date” – the date of an Available Employee’s commencement of employment with Buyer or its Affiliate.

“Encumbrance” – any defect, charge, burden, encumbrance, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, or other arrangement substantially equivalent to any of the foregoing, including, with respect to the Gathering System, any restrictions on any lessee’s use of the surface in connection with the Hydrocarbon operations that would affect such use or operations (as currently used by Seller or its Affiliates).

“Environmental Condition” – any event occurring or condition existing on or prior to the Execution Date as a result of the operation of an Asset that presently requires remediation under, or that represents a current violation of, any Environmental Law, other than any such event or condition to the extent caused by or relating to the presence of NORM (so long as such presence does not constitute a current violation of Environmental Laws) or that was disclosed in writing to Buyer prior to the Execution Date.

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 11.09 of this Agreement.

“Environmental Defect Cure Period” – as defined in Section 11.11(a).

“Environmental Defect Notice” – as defined in Section 11.10.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response to cure such Environmental Defect.

“Environmental Law” – any applicable Legal Requirement in effect as of the Execution Date relating to pollution or the protection of the environment, natural resources, or occupational health and safety, including, but not limited to, those Legal Requirements relating to the storage, handling, and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Law” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body.

“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations, and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to the environment or Hazardous Materials, and which relate to the Assets or the ownership or operation of the same.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” – with respect to any entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” – as defined in Section 2.02.

“Escrow Agent” – JPMorgan Chase Bank, N.A.

“Escrow Agreement” – as defined in Section 2.02.

“Excess Credit Support Costs” – as defined in Section 7.08.

“Excluded Assets” – with respect to Seller, (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets that are attributable to any period of time prior to the Effective Time (other than the Suspense Funds); (c) except to the extent related to any Assumed Liabilities all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent related to any Assumed Liabilities subject to Section 11.14, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) except to the extent of an upward adjustment to the Purchase Price, Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to any and all Seller Taxes; (g) all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software, all radio and telephone equipment, SCADA and measurement technology, and other production-related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems to the extent such assets are not Production Related IT Equipment; (h) except to the extent related to any Assumed Liabilities, all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to the Effective Time; (i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine; (k) all data set that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements; provided Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interest to Buyer; (l) all audit rights or obligations of Seller for which Seller bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer or to the extent related to any Assumed Liabilities; (m) Seller’s interpretations of any geophysical or other seismic and related technical data and information relating to the Assets, including Seller’s reserve reports; (n) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (o) except for field offices described on Exhibit A-3, any offices, office leases and any personal property located in or on such offices or office leases; (p) other than any tract of land described in the Surface Deeds listed on Exhibit A-5, any fee simple surface estate; (q) any fee mineral interests that are not Fee Minerals, and any right to production revenues associated therewith; (r) a copy of all Records; (s) any Contracts that constitute master services agreements or similar contracts; (t) any Hedge Contracts;

(u)any debt instruments; (v) any of Seller’s assets other than the Assets; (w) all personnel files and related records for Available Employees; (x) any leases, rights and other assets specifically listed in Exhibit E; (y) all Seller Benefit Plans; and (z) the Specified Receivables.

“Excluded Seller-Operated Assets” – as defined in Section 11.11(b).

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 11.15(b).

“Expert Decision” – as defined in Section 11.15(d).

“Expert Proceeding Notice” – as defined in Section 11.15(a).

“Fee Minerals” – as set forth in paragraph (c) of the definition of “Assets”.

“Final Amount” – as defined in Section 2.05(e).

“Final Settlement Date” – as defined in Section 2.05(e).

“Final Settlement Statement” – as defined in Section 2.05(e).

“Financing” – as defined in Section 6.05.

“Fundamental Representations” – those representations set forth in Sections 3.01, 3.02,

3.03 and 3.06.

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Gathering System” – as set forth in paragraph (h) of the definition of “Assets.”

“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body or authority exercising, or entitled to exercise, any administrative, arbitration, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Group” – either Buyer Group or Seller Group, as applicable.

“Hazardous Materials” – any (a) chemical, constituent, material, pollutant, contaminant, substance, or waste that is regulated by any Governmental Body, or may form the basis of liability, under any Environmental Law, in each case due to its dangerous or deleterious properties or characteristics; (b) petroleum, Hydrocarbons, or petroleum products; (c) friable asbestos and asbestos-containing materials; and (d) polychlorinated biphenyls.

“Hedge Contract” – any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, put, call, floor, cap, collar option, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Income Tax” – any income or franchise Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if gross or net income, gross or net profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated).

“Individual Claim Threshold” – as defined in Section 10.05(a).

“Instruments of Conveyance” – the Assignment and Deed. Except for the special warranty of Defensible Title by, through and under Seller and its Affiliates contained therein, the Instruments of Conveyance shall be without warranty of title, whether express, implied, statutory, or otherwise, it being understood that Buyer shall have the right to conduct pre-Closing title due diligence as described in Article 11, and that the rights and remedies set forth in Article 11 and such special warranty shall be Buyer’s sole rights and remedies with respect to title.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of due inquiry. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: David B. Rottino,

Seller’s President and Chief Executive Officer; Daniel Furbee, Executive Vice President and Chief Operating Officer; James G. Frew, Executive Vice President and Chief Financial Officer; Darren Schluter, Executive Vice President, Finance, Administration and Chief Accounting Officer; Cato Clark Vice President, Land; and Andrew Ray, Vice President, Operations for the Assets. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Tyler Fenley, Buyer’s Chief Executive Officer.

“Lands” – as set forth in paragraph (a) of the definition of “Assets”.

“Leases” – as set forth in paragraph (a) of the definition of “Assets”.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.

“Lowest Cost Response” – the response required or allowed under Environmental Laws in effect on the date this Agreement is executed that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost- effective manner (considered as a whole) as compared to any other response that is required or allowed under but nevertheless complies with Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws and approved by the applicable Governmental Body. The Lowest Cost Response shall not include any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any (i) asbestos or asbestos containing materials or (ii) NORM (except to the extent such costs are presently required and necessary to bring the applicable Asset into compliance with Environmental Laws).

“Management Services Agreement” – as defined in Section 11.11(b).

“Material Adverse Effect” – any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, (i) an adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole, in an aggregate amount equal to or exceeding fifteen percent (15%) of the unadjusted Purchase Price or (ii) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that the term “Material Adverse Effect” shall not include material adverse effects resulting from (i) entering into this Agreement or the announcement of the Contemplated Transactions; (ii) general changes in Hydrocarbon prices; (iii) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior written consent of Buyer; (iv) any effect resulting from general changes in industry, economic or political conditions in the United States; (v) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (vi) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (vii) acts of God, including hurricanes and storms; (viii) any reclassification or recalculation of reserves in the ordinary course of business; (ix) natural declines in well performance; (x) general changes in Legal Requirements, in regulatory policies, or in GAAP; (xi) changes in the stock price of Buyer; or (xii) matters that are cured (without cost to Buyer) or no longer exist by the earlier of Closing and the termination of this Agreement.

“Material Contracts” – as defined in Section 3.10.

“Net Revenue Interest” – with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well (in each case, limited to the applicable currently producing formation for any such Well, and subject to any reservations, limitations or depth restrictions described in Exhibit B for any such Well), after satisfaction of all other Royalties.

“Non-Recourse Person” – as defined in Section 13.18.

“NORM” – naturally occurring radioactive material.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 9.01(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations, franchises and related instruments or rights solely relating to the ownership, operation or use of the Assets.

“Permitted Encumbrance” – any of the following:

(a)the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well as to the currently producing formation to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well for such currently producing formation,   or

(iii)obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest) (items (i) through (iii) above, the “Subject Burdens”); provided, however, that any drilling obligations included in Leases will be considered

Permitted Encumbrances so long as Seller is not in breach of such obligations; any Preferential Purchase Rights, Consents and similar agreements;

(b)excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment arising upon final intention to abandon or release the Assets;

(c)liens for Taxes not yet due or delinquent, or, if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of Seller in the ordinary course of business and are set forth on Schedule PE;

(d)all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(e)all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated;  or

(iv)to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

(f)rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not result in any Subject Burden;

(g)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not result in any Subject Burden;

(h)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are (i) not yet due or (ii) being contested in good faith by appropriate proceedings by or on behalf of Seller as set forth on Schedule PE;

(i)Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are (i) not yet due or (ii) being contested in good faith by appropriate proceedings by or on behalf of Seller as set forth on Schedule PE;

(j)any Encumbrance affecting the Assets that is discharged by Seller or waived in writing (or expressly deemed to be waived) by Buyer pursuant to the terms of this Agreement at or prior to Closing;

(k)	the Assumed Litigation;

(l)defects based solely on assertions that Seller’s files lack information (including title opinions);

(m)lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar burdens if the net cumulative effect of such burdens does not result in any Subject Burden;

(n)defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title; (ii) to the extent arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) to the extent consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by the applicable statute(s) of limitations or prescription; (vi) resulting from or related to probate proceedings or the lack thereof that have been outstanding for five (5) years or more; (vii) based on a gap in Seller’s chain of title (A) so long as such gap does not provide a Third Party with a superior claim or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; (viii) consisting of the lack of a lease amendment or consent authorizing pooling or unitization, provided, that: (A) the applicable Well has been permitted by the Texas Railroad Commission or other applicable Governmental   Body,

(B) the applicable Lease pooled or allocated to such Well does not expressly prohibit both pooling and allocation wells by the lessee as to including all or a portion of such Lease in a proposed pooled or allocation well proration unit permitted by the Texas Railroad Commission and (C) solely as to allocation wells, the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production; or (ix) that have been cured by prescription or limitations;

(o)	Imbalances set forth on Schedule 3.09;

(p)calls on Hydrocarbon production under existing  Contracts  set  forth  on  Schedule 3.10;

(q)	any matters expressly referenced or set forth on Exhibit A or Exhibit B;

(r)mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease, that have expired on their own terms or the enforcement of which are barred by applicable statute(s) of limitations or prescription; and

(s)any maintenance of uniform interest provision in an operating agreement if waived in writing with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset from Seller to Buyer or give rise to a claim for Damages against Buyer.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Property” – as set forth in paragraph (f) of the definition of “Assets”.

“Phase I Environmental Site Assessment” – a Phase I environmental property assessment and limited compliance review of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13 or E2247-16) or any other visual site assessment or limited compliance review of records, reports or documents.

“Post-Closing Date” – as defined in Section 2.05(e).

“Pre-Effective Time Midstream Costs” – all accounts receivable owed to Seller as a result of gathering, processing or other midstream related costs, expenses or charges which arose prior to the Effective Time.

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.03, based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 2.03.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Production Related IT Equipment” – as set forth in paragraph (q) of the definition of “Assets”.

“Property” or “Properties” – as set forth in paragraph (d) of the definition of “Assets”.

“Property Costs” – all operating expenses (including utilities, payroll for field employees, costs of insurance and rentals), capital expenditures (including rentals, options, other lease maintenance payments and costs of acquiring equipment (other than equipment that constitutes Excluded Assets or Retained Assets)), respectively, actually paid to a Third Party and incurred in the ordinary course of business to the extent attributable to the use, operation, and ownership of the Assets, but excluding any cost, expense or Damages attributable to (a) personal injury or death, property damage, torts, breach of contract, or violation of any Legal Requirement, (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits prior to Closing,

(c) Retained Liabilities, curing Title Defects, Environmental Defects or Breaches of this Agreement by Seller and the matters covered by the indemnities in Section 10.02, (d) obligations with respect to Imbalances, (e) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets whether or not held in suspense, including Suspense Funds, (f) broker fees and other property acquisition costs, (g) any Asset Taxes, Taxes or Transfer Taxes and

(h) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (h), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” – as defined in Section 2.02.

“Records” – as set forth in paragraph (o) of the definition of “Assets”.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder or words of similar effect, or (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets to be assigned or words of similar effect. For the avoidance of doubt, “Required Consent” does not include any Consents of Governmental Bodies that are customarily obtained after Closing.

“Retained Assets” – any rights, titles, interests, assets, and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.

“Retained Employee-Related Liabilities” – all Damages and obligations that arise out of or in connection with (a) any Seller Benefit Plan or any other employee benefit or compensation plan, program or arrangement sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates was obligated to contribute at any time on or prior to the Closing, including all Controlled Group Liabilities; (b) the employment or engagement of any individual by Seller or any of its Affiliates who does not become a Continuing Employee, including all Damages and obligations arising at any time with respect to any act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof (other than any Damages that arise out of or in connection with Buyer’s or its Affiliate’s hiring practices or failure to hire any individual); and (c) the employment or engagement of a Continuing Employee to the extent existing or arising on or prior to such Continuing Employee’s Employee Start Date.

“Retained Liabilities” – Damages, liabilities and obligations arising out of (a) the disposal or transportation prior to Closing of any Hazardous Materials generated or used in connection with the ownership or operation of the Assets and taken from the Assets to any offsite location;

(b)personal injury (including death) claims attributable to Seller’s or its Affiliate’s ownership, management or operation of the Assets prior to the Closing; (c) failure to properly pay or the improper payment of, in accordance with the terms of any Lease, Contract or applicable Legal Requirement, all Royalties and other working interest amounts (in each case) with respect to the Assets that are payable by Seller or any of its Affiliates and attributable to Seller’s ownership, management or operation of the Assets prior to the Effective Time; (d) any civil or administrative fines or penalties and criminal sanction imposed on Seller or its Affiliates by any Governmental Body in connection with any pre-Closing violation of, or failure to comply with, any Legal Requirements, including Environmental Laws, (e) any Retained Employee-Related Liabilities, except as set forth in Article 12; (f) Seller Taxes; (g) any Excluded Assets; (h) the Retained Litigation; (i) the gross negligence or willful misconduct of Seller or its Affiliates with respect to the ownership or operation of the Assets prior to the Closing Date or (j) Pre-Effective Time Midstream Costs including any recoupment thereof (regardless of whether such recoupment was undertaken by or paid directly to Seller or Buyer); provided that, from and after the date that is

(1)twenty-four (24) months following the Closing Date with respect to clause (b) and (2) thirty- six (36) months following the Closing Date with respect to clauses (a) and (c), all Damages and obligations arising out of the matters described in such respective clause shall no longer be Retained Liabilities and shall be deemed Assumed Liabilities.

“Retained Litigation” – (a) any matter set forth in Part B of Schedule 3.05 (or that should have been, but is not, set forth in Part B of Schedule 3.05) and (b) any matter related to the bankruptcy case of Linn Energy, LLC and its subsidiaries that commenced on May 11, 2016 and concluded on September 27, 2018.

“Riviera Operating” – as defined in the preamble to this Agreement.

“Riviera Upstream” – as defined in the preamble to this Agreement.

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, options, back-in interests, contractual rights to production and other burdens upon, measured by or payable out of production, excluding, for the avoidance of doubt, any Taxes.

“Scheduled Closing Date” – as defined in Section 2.03.

“Seller” – as defined in the preamble to this Agreement.

“Seller Benefit Plan” – (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA; and (b) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement,  change  of  control  agreement  and  each  other  employee  benefit  plan, agreement, arrangement, program, practice or understanding which is not described in clause (a) above, in each case, sponsored, maintained or contributed to by Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates has, or could have, any direct or indirect liability.

“Seller Closing Documents” – as defined in Section 3.02(a).

“Seller Group” – Seller and its Affiliates, and their respective Representatives.

“Seller Party” – each of Riviera Upstream and Riviera Operating individually.

“Seller Taxes” – (i) all Income Taxes imposed by any applicable laws on Seller any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Asset Taxes and Transfer Taxes allocable to Seller pursuant to Section 13.02(b) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (a) the adjustments to the Purchase Price made pursuant to Section 2.05(d)(i)(B) or Section 2.05(d)(ii)(B), as applicable, and (b) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 13.02(b)), (iii) any Taxes imposed on or with respect to the Excluded Assets and/or the Retained Assets, and (iv) any and all other Taxes imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion of any Straddle Period) ending before the Effective Time.

“Specified Receivables” – all accounts receivable owed to Seller as operator of any Wells to satisfy previous overpayments by Seller to Third Parties and the right to recoup the same out of proceeds of production in respect of such Wells; provided, however, for the avoidance of doubt, “Specified Receivables” shall not include the Pre-Effective Time Midstream Costs.

“Straddle Period” – any Tax period beginning before and ending after the Effective Time.

“Subject Burdens” – as defined in paragraph (a) of the definition of “Permitted Encumbrance.”

“Surface Rights” – as defined in paragraph (e) of the definition of “Assets.”

“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Seller as the operator of such Wells.

“Tax” or “Taxes” – (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, unclaimed property and escheat obligations and other governmental charges of a similar nature imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental, registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto and (b) any liability in respect of any item described in clause (a) above that arises by reason of a contract, assumption or transferee or successor liability.

“Tax Allocation” – as defined in Section 2.07.

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Title Benefit” – as defined in Section 11.08(a).

“Title Benefit Notice” – as defined in Section 11.08(a).

“Title Benefit Properties” – as defined in Section 11.08(a).

“Title Benefit Value” – as defined in Section 11.08(a).

“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells without duplication; provided, that the following shall not be considered Title Defects:

(a)defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Assets;

(b)defects based on a gap in Seller’s chain of title in the county or parish records, unless such gap provides a Third Party with a superior claim or Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents (if any) shall be included in a Title Defect Notice (for the avoidance of doubt, a non- certified, cursory or limited title chain will satisfy this requirement);

(c)defects based solely upon the failure to record any federal or state Lease or any assignments of interest in such Lease in any county real property record; provided that failures to record any federal or state Lease or any assignments of interest in such Lease in the applicable public record may be defects if the failure to so record cannot be cured by filing the same after the Effective Time in the applicable public record;

(d)defects arising from any change in applicable Legal Requirement after the Execution Date;

(e)defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Assets, sufficient proof of which shall include written communication by a party with record title to such prior lease asserting the validity of the lease;

(f)defects that affect only which non-Seller Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;

(g)	defects based solely on the lack of information in Seller’s files;

(h)defects arising from a mortgage (that is not in default or subject to foreclosure) encumbering the oil, gas or mineral estate of any lessor that would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would not customarily seek a subordination of such lien to the oil and gas leasehold estate prior to conducting drilling activities on the Lease unless a notice of default or complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Asset;

(i)defects based solely upon the title of record being held in the name of Linn Energy Holdings, LLC, Linn Operating, Inc. or Linn Operating, LLC, provided Seller provides certified copies of name changes or certificates of conversion, as appropriate, showing the relationship between these entities and the Sellers; and

(j)defects or irregularities that would customarily be waived by a reasonably prudent owner or operator of oil and gas properties in the same geographic area where the Assets are located.

“Title Defect Cure Period” – as defined in Section 11.06(a).

“Title Defect Notice” – as defined in Section 11.04.

“Title Defect Property” – as defined in Section 11.04.

“Title Defect Value” – as defined in Section 11.05.

“Transaction Documents” – collectively, this Agreement, the Escrow Agreement, the Seller’s Closing Documents, the Buyer’s Closing Documents and those other documents executed and delivered by the Parties pursuant to or in connection with this Agreement.

“Transfer Tax” – all transfer, documentary, sales, purchase, use, stamp, registration and similar Taxes (but excluding Income Taxes) and all required documentary, filing and recording fees and expenses arising out of, or in connection with, the transfer of the Assets under this Agreement.

“Transition Period” – the “Term” as defined in the TSA.

“Treasury Regulations” – the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“TSA” – the Transition Services Agreement between Riviera Operating, LLC and Buyer, in substantially the same form as Exhibit I.

“Units” – as set forth in paragraph (d) of the definition of “Assets”.

“Wells” – as set forth in paragraph (b) of the definition of “Assets”.

“Working Interest” – with respect to any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well (in each case, limited to the applicable currently producing formation and subject to any reservations, limitations or depth restrictions described in Exhibit B, but without regard to the effect of any Royalties or other burdens).

ARTICLE 2

SALE AND TRANSFER OF ASSETS; CLOSING

2.01Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer (or shall cause to be sold and transferred) the Assets to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller.

2.02Purchase Price; Deposit. Subject to any adjustments that may be made under Section 2.05, the purchase price for the Assets will be $34,000,000.00 (the “Purchase Price”). Contemporaneously with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds into an escrow account (the “Escrow Account”) established pursuant to the terms of a mutually agreeable Escrow Agreement (the “Escrow Agreement”) an amount equal to the Deposit Amount. The Deposit Amount shall be held by the Escrow Agent, and if the Closing occurs, on or before the Closing Date, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing, which Deposit Amount shall be applied as a credit toward the Preliminary Amount as provided in Section 2.04(b)(i). If this Agreement is terminated prior to the Closing in accordance with Section 9.01, then the provisions of Section 9.02 shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith.

2.03Closing; Preliminary Settlement Statement. The Closing shall take place at the offices of Seller at 600 Travis Street, Suite 1700, Houston, Texas 77002 on or before February 14, 2020 (unless mutually agreed upon by the Parties) (the “Scheduled Closing Date”), or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived, within ten (10) Business Days, exclusive of any Business Days within the Dead Period, after such conditions have been satisfied or waived, subject to the provisions of Article 9 (the date the Closing actually occurs, the “Closing Date”). Subject to the provisions of Articles 7, 8, and 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement. Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s good faith determination of the Preliminary Amount (the  “Preliminary

Settlement Statement”). Within two (2) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement by Seller in accordance with this Section 2.03, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing.

2.04	Closing Obligations. At the Closing:

(a)Each Seller Party shall deliver (and execute and acknowledge, as appropriate), or cause to be delivered by the appropriate Person (and executed and acknowledged, as appropriate), to Buyer:

(i)

the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of state and federal Leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(ii)	possession of the Assets (except the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 2.05(d)(ii)(E));

(iii)

an executed counterpart of a joint instruction letter directing the Escrow Agent to release an amount equal to the Deposit Amount (less any amounts retained in the Escrow Account pursuant to Section 11.06 or Section 11.11) to Seller;

(iv)

a certificate, in substantially the form set forth in Exhibit H executed by an officer of such Seller Party, certifying on behalf of such Seller Party that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(v)

a certificate of non-foreign status of each Seller (or, if such Seller is classified as an entity disregarded as separate from another Person for U.S. federal income purposes, of such Person) meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2), in form and substance satisfactory to the Buyer, duly executed, and dated as of the Closing Date;

(vi)	an executed counterpart of the Preliminary Settlement Statement;

(vii)

for each Well operated by Seller or its Affiliates on the Closing Date, such regulatory documentation on forms prepared by Buyer (with assistance from Seller) as necessary to designate Buyer as operator of such Well; provided that Seller may elect to provide such forms to Buyer at the end of the Transition Period;

(viii)

a recordable release in form and substance reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by such Seller Party or its Affiliates affecting the Assets;

(ix)	an executed counterpart of the TSA, in substantially the same form as Exhibit I; and

(x)

such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer order to Third Party operators and purchasers of production from the Wells (which shall be prepared and provided by Buyer (with assistance from Seller) and reasonably satisfactory to Seller); provided that Seller may elect to provide such documents to Buyer at the end of the Transition Period;

(b)	Buyer shall deliver (and execute and acknowledge, as appropriate) to Seller:

(i)

the Preliminary Amount (less the Deposit Amount) by wire transfer to the accounts specified by Seller in written notices given by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)

an executed counterpart of a joint instruction letter directing the Escrow Agent to release an amount equal to the Deposit Amount (less any amounts retained in the Escrow Account pursuant to Section 11.06 or Section 11.11) to Seller;

(iii)

the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of state and federal Leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(iv)

a certificate, in substantially the form set forth in Exhibit H executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled;

(v)	an executed counterpart of the Preliminary Settlement Statement;

(vi)	evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.03(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer to own the Assets;

(vii)

for each Well operated by Seller or its Affiliates on the Closing Date, such regulatory documentation on forms prepared by Buyer (with assistance from Seller) as necessary to designate Buyer as operator of such Well;

(viii)	an executed counterpart of the TSA, in substantially the same form as Exhibit I; and

(ix)

such other documents as Seller or counsel for Seller may reasonably request, including letters-in-lieu of transfer order to Third Party operators and purchasers of production from the Wells (which shall be prepared and provided by Buyer (with assistance from Seller) and reasonably satisfactory to Seller).

2.05	Allocations and Adjustments. If the Closing occurs:

(a)Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts, and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time. Seller shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards. Seller shall be entitled to all proceeds that constitute the Pre-Effective Time Midstream Costs.

(b)Without limiting the allocation of costs and receipts set forth in Section 2.05(a), for each Well operated by Seller or its Affiliate and excluding the recoupment of the Pre-Effective Time Midstream Costs, Buyer shall retain all overhead charges and rates received by Seller or its Affiliate in its capacity as “Operator” under any Third Party operating agreement or COPAS accounting procedure attributable to such Well for time periods between the Effective Time and the last day of the Transition Period.

(c)For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 2.05, liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering, and strapping procedures which were conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Asset Taxes shall be prorated in accordance with Section 13.02(b). Seller shall provide to Buyer evidence of any meter readings and any gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.05(d).

(d)	The Purchase Price shall be, without duplication,

(i)	increased by the following amounts:

(A)

the aggregate amount of proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled  under  Section 2.05(a) (net of any (x) Royalties and (y) Third Party gathering, processing, transportation and other similar midstream costs and other proceeds received by Buyer with respect to the Assets for which Seller would otherwise be entitled under Section 2.05(a));

(B)	the amount of all Asset Taxes allocable to Buyer pursuant to Section 13.02(b) but paid or economically borne by Seller;

(C)

the aggregate amount of all non-reimbursed Property Costs that have been paid by Seller that are attributable to the ownership and operation of the Assets after the Effective Time (including the amount of any prepayments of Property Costs made by Seller that are set forth on Schedule 2.05(d)(i)(C) and applied against operations conducted after the Effective Time);

(D)	the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;

(E)

to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines or plants (including inventory but excluding tank bottoms, linefill and linepack) as of the Effective Time;

(F)

if applicable, the amount, if any, of Imbalances in favor of Seller, multiplied by $2.28 per Mcf, or, to the extent that the Applicable Contracts provide for cash balancing that will be received by Buyer at or after Closing, the actual cash balance amount determined to be due to Seller as of the Effective Time; and

(ii)	decreased by the following amounts:

(A)

the aggregate amount of proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs and other proceeds received by Seller with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a));

(B)	theamountofallAssetTaxesallocabletoSellerpursuantto Section 13.02(b) but paid or economically borne by Buyer;

(C)	the aggregate amount of all downward adjustments pursuant to Article 11;

(D)

the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time (excluding prepayments with respect to any period after the Effective Time) and paid by Buyer;

(E)	the amount of the Suspense Funds;

(F)	the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties; and

(G)

if applicable, the amount, if any, of Imbalances owing by Seller, multiplied by $2.28 per Mcf, or, to the extent that the Applicable Contracts provide for cash balancing that will be paid by Buyer at or after Closing, the actual cash balance amount determined to be owed by Seller as of the Effective Time.

(e)As soon as practicable after the Closing, but no later than ninety (90) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price based on actual credits, charges, receipts and other items before and after the Effective Time where available. Seller shall use its commercially reasonable efforts to supply available documentation in reasonable detail to support any credit, charge, receipt or other item, including all documentation used by Seller in the preparation of such statement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s and its Affiliates’ books and records relating to the matters required to be accounted for in the Final Settlement Statement to allow Buyer to conduct an audit and review of such items. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred twenty (120) days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(d)(ii)(C), which shall be subject to the arbitration provisions of Section 11.15, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to the independent accounting firm of KPMG (the “Accounting Expert”) a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Seller, respectively, and the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such Accounting Expert shall be binding on the Parties, and the fees and expenses of such Accounting Expert shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the independent  accounting  firm  as  set  forth  in  this  Section 2.05(e) shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.” If the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable. From and after the Final Settlement Date, until the one (1) year anniversary of the Closing Date, (i) should any Party or its Affiliates receive any proceeds or other income to which another Party or its Affiliates is entitled hereunder, then such Party shall promptly disclose and remit (or cause to be promptly remitted) the same to the Party who is entitled to such amounts and

(ii) should Buyer pay any costs or expenses for which Seller or its Affiliates is responsible hereunder, then Seller shall reimburse Buyer for such costs and expenses paid by Buyer.

2.06Assumption. Without limiting Buyer’s rights, and Seller’s obligations under the Transaction Documents (including Article 10 of this Agreement), if the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay and discharge the following liabilities arising from, based upon, related to, or associated with the Assets and only to the extent not (i) related to the Excluded Assets or (ii) constituting Retained Liabilities (collectively, the “Assumed Liabilities”): any and all Damages and obligations, known or unknown, allocable to the Assets prior to, at, or after the Effective Time, including any and all Damages and obligations:

(a) attributable to or resulting from the use, maintenance, ownership or operation of the Assets, regardless whether arising before, at or after the Effective Time, except for Property Costs which shall have been accounted for as provided under Section 2.05; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets, (c) for plugging, abandonment, decommissioning, and surface restoration of the Assets, including oil, gas, injection, water, or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in  Article 10 and Article 11 and the special warranty of Defensible Title set forth in the Instruments of  Conveyance,  attributable  to  or  resulting  from  lack  of  Defensible  Title  to  the      Assets;

(e) attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made); (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 11, attributable to or resulting from all Environmental Liabilities relating to the Assets; (h) related to the conveyance of the Assets to Buyer at Closing (including, subject to Section 11.02 and Section 11.03, arising from the conveyance thereof without consent or in violation of a Preferential Purchase Right); (i) Asset Taxes and Transfer Taxes allocable to Buyer pursuant to Section 13.02(b) (taking into account, and without duplication of, such Asset Taxes effectively borne by Buyer as a result of the adjustments to the Purchase Price made pursuant to Section 2.05(d)(i)(B) or Section 2.05(d)(ii)(B), as applicable, and any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 13.02(b)) and attributable to the Leases and the Applicable Contracts; and

(j) attributable to the Assumed Litigation. Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment, and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials, and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines, and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that, subject to the terms of the Transaction Documents, all liability associated with the above matters described in clauses (i) through (iii) of this sentence as well as any responsibility and liability to decommission or plug such wells (including the Wells) in accordance with all Legal Requirements be passed to Buyer effective as of the Effective Time and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials, or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms;

(vii) wells, materials, and equipment located on the Assets may contain NORM; (viii) and special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, Hazardous Materials, and other materials from the Assets. From and after the Closing, regardless of whether arising prior to, at, or after the Effective Time, subject to Seller’s indemnity obligations under Section 10.02 (subject to the limitations and restrictions in Article 10), Buyer shall assume, with respect to the Assets, all responsibility and liability for any assessment, remediation, removal, transportation, and disposal of the materials at the Assets.

2.07Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in Schedule 2.07 hereto. Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.07 for purposes of Article 11 hereof. Seller and Buyer further agree that for the purpose of making the requisite filings under Section 1060 of the Code, and the regulations thereunder, the Parties shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items constituting consideration for Tax purposes among the Assets in a manner that is consistent, to the extent possible, with the Allocated Values, as set forth on Schedule 2.07 (the “Tax Allocation”). If Seller and Buyer reach an agreement with respect to the Tax Allocation, Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Closing Date, and to update the Tax Allocation to take into account subsequent adjustments to the Purchase Price, including any adjustments pursuant to the Agreement to determine the Final Amount, in a manner consistent with the Tax Allocation, and shall not take any position inconsistent therewith in connection with any Proceeding with respect to Taxes, unless required to do so by any Legal Requirement after notice to and discussions with the other Party, or with such other Party’s prior written consent; provided, however, that neither Party shall be unreasonably impeded in its ability to negotiate, compromise and/or settle any Tax Proceedings in good faith in connection with such Tax Allocation.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller Party represents and warrants to Buyer as of the Execution Date and the Closing  Date, the following:

3.01Organization and Good Standing. Such Seller Party is a Delaware limited liability company, and is duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Such Seller Party is not a “foreign person” for purposes of Section 1445 of the Code.

3.02	Authority; No Conflict.

(a)The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of such Seller Party.  This Agreement has been duly executed and delivered by such Seller Party and at the Closing, all instruments executed and delivered by such Seller Party at or in connection with the Closing shall have been duly executed and delivered by such Seller Party. This Agreement constitutes the legal, valid, and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by such Seller Party of the Instruments of Conveyance at the Closing, such Instruments of Conveyance shall constitute legal, valid and binding transfers and conveyances of the Assets. Upon the execution and delivery by such Seller Party of any other documents at the Closing (collectively with the Instruments of Conveyance, such Seller Party’s “Seller Closing Documents”), such Seller Closing Documents shall constitute the legal, valid, and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)Except as set forth in Schedule 3.02(b), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions and listed on Schedule 3.11, neither the execution and delivery of this Agreement by such Seller Party nor the consummation or performance of any of the Contemplated Transactions by such Seller Party shall, directly or indirectly (with or without notice or lapse of time):

(i)

contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Seller Party, or (B) any resolution adopted by the board of directors, managers or officers of such Seller Party;

(ii)

contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which such Seller Party, or any of the Assets, may be subject;

(iii)

contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Assets; or

(iv)	result in the imposition, creation or continuance of any Encumbrance upon or with respect to any of the Assets except for Permitted Encumbrances.

3.03Bankruptcy. Except for claims or matters related to the bankruptcy case of Linn Energy, LLC and its subsidiaries commenced on May 11, 2016 and concluded on September 27, 2018, for which the United States Bankruptcy Court for the Southern District of Texas retains jurisdiction, there are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by such Seller Party or, to such Seller Party’s Knowledge, Threatened against such Seller Party.

3.04	Taxes. Except as disclosed on Schedule 3.04:

(a)All material Tax Returns required to be filed by such Seller Party with respect to Asset Taxes have been duly and timely filed and all such Tax Returns are correct and complete in all material respects.

(b)All material Asset Taxes required to be paid by such Seller Party for which the Buyer may be liable that are or have become due have been timely paid in full, and such Seller Party is not delinquent in the payment of any such Asset Taxes.

(c)There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes. No extension of time within which to file any Tax Return with respect to the Asset Taxes is currently in effect.

(d)There are no Tax Proceedings pending or Threatened in writing against Seller relating to or in connection with any Asset Taxes.

(e)Other than Permitted Encumbrances, there are no liens on any of the Assets currently existing, pending or, to the Knowledge of such Seller Party, Threatened with respect to any Assets related to any unpaid Taxes.

(f)All material Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Assets have been satisfied in all respects.

(g)No Asset is subject to any co-ownership or other arrangement that is treated, or required to be treated, as a partnership for federal, state or local income Tax purposes for which there has not been made a valid election under Section 761(a) of the Code (or similar applicable provision) to be excluded from the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code.

(h)All material Assets have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date and no portion of such Assets constitutes omitted property for property Tax purposes.

3.05Legal Proceedings. Other than the Assumed Litigation and the Retained Litigation, in each case, set forth in Schedule 3.05, such Seller Party has not been served with or made aware of any Proceeding, and to such Seller Party’s Knowledge, there is no pending or Threatened Proceeding against such Seller Party or any of its Affiliates, in each case, that

(a)relates to such Seller Party’s management, ownership or operation of any of the Assets, or

(b)challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Seller’s Knowledge, there are no pending or Threatened Proceedings related to the operation or Seller’s ownership of the Assets to which Seller or any of its Affiliates is party.

3.06Brokers. Neither such Seller Party nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of such Seller Party and its Affiliates.

3.07Compliance with Legal Requirements. Except as set forth in Schedule 3.07, (a) there is no uncured violation by such Seller Party or any Affiliate of such Seller Party of any Legal Requirements (other than Environmental Laws) with respect to such Seller Party’s ownership of the Assets, (b) all Assets operated by Third Parties have been operated in all material respects in compliance with all applicable Legal Requirements (other than Environmental Laws) and (c) neither such Seller Party nor any of its Affiliates have received any written notice from any Governmental Body or Third Party of any violation of or default by such Seller Party or any of its Affiliates or any operator of the Assets with respect to any Legal Requirement (other than Environmental Laws) applicable to the Assets that remains unresolved.

3.08Prepayments. Except for any Imbalances, such Seller Party has not received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any party of Hydrocarbons previously paid for and not yet delivered.

3.09Imbalances. Except as set forth in Schedule 3.09, there are no Imbalances with respect to such Seller Party’s obligations relating to the Wells as of the Effective Time.

3.10Material Contracts. Schedule 3.10 sets forth all Applicable Contracts with respect to such Seller Party of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(a)any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, compression, marketing, or similar Applicable Contract that is not terminable by such Seller Party without penalty on sixty (60) days’ or less notice, including any Contract that includes an acreage dedication or minimum volume commitment;

(b)any Applicable Contract that can reasonably be expected to result in aggregate payments or receipt of revenue by such Seller Party of more than One Hundred Thousand Dollars ($100,000.00) net to such Seller Party’s interest during the current or any subsequent fiscal year or more than Three Hundred Thousand Dollars ($300,000.00) in the aggregate net to such Seller Party’s interest over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(c)any Applicable Contract that is an indenture, mortgage, loan, deed of trust credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract;

(d)any Applicable Contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, non-compete agreement or similar agreement that otherwise purports to limit or prohibit the manner in which, or the locations in which, Seller may conduct its business, joint exploration agreement, joint development agreement, joint operating agreement, unit operating agreement, drilling contract, farmin or farmout agreement, carry agreement, net profits interest agreement, participation agreement, production sharing agreement, pooling agreements, unitization agreement or similar Contract to dispose of, farmout, lease or exchange all or part of the Assets or where any material obligation (which, for the avoidance of doubt, does not include confidentiality or indemnification obligations) has not been completed prior to the Effective Time;

(e)any Applicable Contract that provides for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons produced from or attributable to the Assets;

(f)	any Applicable Contract that provides for, as its primary purpose, an indemnity;

(g)any Applicable Contract that contains any area of mutual interest agreements or similar provisions;

(h)any Applicable Contract that is a commitment to acquire, generate or develop seismic or similar agreement; and

(i)any Applicable Contract with any Affiliate of such Seller Party that is binding on any Assets and that will not be terminated at or prior to Closing.

Complete and accurate copies of all Material Contracts (including any and all amendments and supplements thereto) have been provided to Buyer prior to the Execution Date. Except as set forth on Schedule 3.10, (i) each Material Contract constitutes a legal, valid and binding obligation of such Seller Party and, to the Knowledge of such Seller Party, each other party thereto; (ii) neither such Seller Party nor any of its Affiliates has received from any other party to a Material Contract any written notice of termination or intention to terminate any Material Contract and, to the Knowledge of such Seller Party, no event has occurred which (with notice or lapse of time, or both) would constitute a default of such Seller Party under any Material Contract or give such Seller Party or any other party to any Material Contract the right to terminate or modify any Material Contract, (iii) such Seller Party is not and, to the Knowledge of such Seller Party, no other party to any Material Contract is, in material breach of the terms, provisions or conditions of the Material Contract and (iv) none of the Material Contracts are oral contracts or agreements.

3.11Consents and Preferential  Purchase  Rights.  Except  as  set  forth  in  Schedule 3.11, none of the Assets (or any portion thereof) is subject to any Preferential Purchase Rights or Consents required to be obtained or complied with by such Seller Party which may be applicable to the Contemplated Transactions, except for Consents and approvals of Governmental Bodies that are customarily obtained after Closing, Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee.

3.12Permits. Except as set forth in Schedule 3.12, (a) such Seller Party and its Affiliates, has acquired all Permits from appropriate Governmental Bodies to conduct operations on such Assets in material compliance with all applicable Legal Requirements; (b) no Proceeding is pending or, to such Seller Party’s Knowledge, Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) such Seller Party and any Third Party operator of the Assets is in compliance in all material respects with all such Permits.

3.13Current Commitments. Schedule 3.13 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than One Hundred Thousand Dollars ($100,000.00) (net to such Seller Party’s interest) (the “AFEs”) relating to the Assets to drill or rework any Wells or for other capital expenditures for which all of the activities anticipated in such AFEs have not been completed by the Effective Time.

3.14Environmental Laws. Except as disclosed on Schedule 3.14, (a) there are no Proceedings pending, or to such Seller Party’s Knowledge, Threatened in writing, before any Governmental Body with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, or claiming remediation obligations, (b) such Seller Party has received no notice from any Governmental Body of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law or of material non- compliance with the terms or conditions of any Permits required under Environmental Law, arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof and (c) to such Seller Party’s Knowledge, such Seller Party has provided or otherwise made available to Buyer or will provide or otherwise make available to Buyer prior to the Defect Notice Date, complete and accurate copies of all readily available non-privileged historical environmental reports or studies prepared by or at the direction of Seller within the past five (5) years that are in such Seller Party’s possession or control that address material environmental concerns relating to the Assets prior to the Execution Date.

3.15Employee Matters. In connection with the consummation of the Contemplated Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder or under the Seller Benefit Plans that, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code (determined without regard to the exception contained in Section 280G(b)(4) of the Code), whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered. No Available Employee is represented by a labor union or other representative of employees with respect to such Available Employee’s employment with Seller Party or its Affiliates, and neither such Seller Party nor any of its Affiliates is a party to, subject to, or bound by a collective bargaining agreement or any other Contract with a labor union or representative of employees. There are no, and for the past three years there have not been, strikes, lockouts or work stoppages existing or, to such Seller Party’s Knowledge, Threatened, with respect to: (i) any Available Employee’s employment with Seller Party or its Affiliates, or (ii) Seller Party’s or its Affiliate’s employment of any other individual who has provided services with respect to the Assets. In the past three years there have been no union certification or representation petitions or similar demands with respect to the Assets, such Seller Party, or an Available Employee with respect to such Available Employee’s employment with Seller Party or its Affiliates and, to such Seller Party’s Knowledge, no such union organizing campaign or similar effort is pending or Threatened with respect to the Assets, such Seller Party or an Available Employee.

3.16Wells. Except as disclosed on Schedule 3.16(a), (a) all Wells have been drilled and completed within the limits permitted by all applicable Leases and Contracts and at locations that comply with applicable Legal Requirements, (b) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, and (c) there are no Wells that such Seller Party or its Affiliate or any Third Party operator is currently obligated by applicable Legal Requirements or contract to plug, dismantle or abandon that have been plugged, dismantled or abandoned in a manner that does not comply in all material respects with Legal Requirements or that are currently subject to exceptions to a requirement to plug, dismantle or abandon issued by a Governmental Body. All Wells plugged and abandoned by Seller have been plugged and abandoned in accordance with applicable Legal Requirements and the Leases. To Seller’s Knowledge as of the Execution Date, Schedule 3.16(b) sets forth the payout balances (net to the Working Interest of Seller) as of the date set forth on such Schedule for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

3.17Royalties. Except for any Suspense Funds or as set forth in Schedule 3.17, such Seller Party or its Affiliate has duly and properly paid, or caused to be duly and properly paid, all Royalties due by such Seller Party and its Affiliates during the period of such Seller Party’s ownership of the Assets; provided, however, without limiting Buyer’s rights to indemnification under Section 10.02(c), that no failure to comply with the foregoing that does not result in the termination of a Lease shall be considered a breach of this Section 3.17.

3.18Leases. Except as set forth in Schedule 3.18, (a) neither such Seller Party nor any of its Affiliates has received any written notice from any lessor under the Leases either (i) seeking to terminate, cancel or rescind any such Leases, or (ii) alleging any unresolved material default under the Leases and (b) none of such Seller Party or its Affiliates is in material default or breach under any of the Leases which would result in damages in excess of Fifty Thousand Dollars ($50,000) net to Seller’s interest or cause a Lease to terminate. Notwithstanding anything herein to the contrary, the representations set forth in this Section 3.18 do not address the quality or quantum of Seller’s title to the Leases.

3.19Non-Consent Operations. Except as disclosed on Schedule 3.19, no operations are being conducted or have been conducted on the Assets with respect to which such Seller Party has elected to be a nonconsenting party under the applicable operating agreement and with respect to which such Seller Party’s rights have not yet reverted to it. Schedule 3.19 sets forth the payout balances as of the Execution Date for each Well subject to payout.

3.20Surface Rights. Except as set forth on Schedule 3.20, (a) such Seller Party is not in material breach of or material default under any such Surface Right which would result in damages in excess of Fifty Thousand Dollars ($50,000) net to Seller’s interest or cause a Surface Right to terminate; or (b) no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a material breach or default or permit the termination of any such Surface Right that is needed to operate the Assets as currently operated by Seller. Notwithstanding anything herein to the contrary, the representations set forth in this Section 3.20 do not address the quality or quantum of Seller’s title to the Surface Rights.

3.21Condemnation. As of the Execution Date, there is no actual or Threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or Threatened condemnation.

3.22Knowledge Qualifier for Non-Operated Assets. To the extent that such Seller Party has made any representations or warranties in this Article 3 in connection with matters relating to non-operated Assets, each and every such representation and warranty shall be deemed to be qualified by the phrase, “To such Seller Party’s Knowledge”; provided, however, that no representation or warranty as to any Seller Party or its Affiliates’ receipt of a written notice with respect to non-operated Assets shall be qualified by “Seller Party’s Knowledge” unless explicitly provided in the applicable representation and/or warranty.

3.23Disclosures with Multiple Applicability; Materiality. If it is reasonably apparent on its face that any fact, condition, or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of this Article 3, a single disclosure of such fact, condition, or matter on Seller’s disclosure Schedules shall constitute disclosure with respect to all sections of this Article 3 to which it is reasonably apparent that such fact, condition, or other matter applies, regardless of the section of Seller’s disclosure Schedules in which such fact, condition, or other matter is described. Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

3.24Gathering System. Such Seller Party has, and the Assets, including the Gathering System, include, all easements, rights of way, licenses and authorizations, from Governmental Bodies necessary to access, construct, operate, maintain and repair the Wells and equipment included in the Assets in the ordinary course of business as currently conducted by such Seller Party.

3.25Certain Restrictions. Except as disclosed on Schedule 3.25, Seller is not a party to or otherwise bound by any obligation of confidentiality or similar restriction to any Third Party that would (i) materially restrict Buyer’s access rights described in Section 5.01 or (ii) result in any material asset or property that would otherwise be an “Asset” to be an “Excluded Asset”.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Execution Date and the Closing Date, the following:

4.01Organization and Good Standing. Buyer is a limited liability company and duly organized, validly existing, and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.

4.02	Authority; No Conflict.

(a)This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, “Buyer’s Closing Documents”), Buyer’s Closing Documents shall constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).    Buyer has the requisite right, power, authority, and capacity to execute and deliver this

Agreement and Buyer’s Closing Documents, and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

(c)Neither the execution and delivery of this Agreement by Buyer nor the consummation  or  performance  of  any  of  the  Contemplated  Transactions  by  Buyer       shall

(i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with, or result in a violation of any resolution adopted by the board of managers, or members of Buyer, or (iii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.

(d)Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.03Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.04Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value, and it has relied solely thereon and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable Legal Requirements.

4.05Qualification. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is not acquiring the Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder. Without limiting Section 6.02, Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way, and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own the Assets. Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets.       To Buyer’s Knowledge, no fact or condition exists with

respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

4.06Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

4.07Financial Ability. At Closing, Buyer will have sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) deliver the amounts due at the Closing, (b) take such actions as may be required to consummate the Contemplated Transactions, and (c) timely pay and perform Buyer’s obligations under this Agreement and Buyer’s Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds at Closing shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

4.08Securities Laws. The solicitation of offers and the sale of the Assets by Seller have not been registered under any securities laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.

4.09Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, subject to Buyer’s rights to access the Assets to conduct a due diligence review in accordance with this Agreement, as of the Closing Date, Buyer and its Representatives have been permitted access to all materials relating to the Assets, been afforded the opportunity to ask all questions of Seller (or Seller’s Representatives) concerning the Assets, been afforded the opportunity to investigate the condition of the Assets, and had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Buyer (whether by Seller or otherwise). WITHOUT LIMITING OR IMPAIRING ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SELLER CONTAINED IN THIS AGREEMENT AND SELLER’S CLOSING DOCUMENTS (INCLUDING THE SPECIAL    WARRANTY    OF    DEFENSIBLE    TITLE    SET    FORTH    IN    THE    INSTRUMENTS    OF

CONVEYANCES), OR  BUYER’S  RIGHT  TO RELY  UPON EACH  OF THE  FOREGOING OR   BUYER’S

RIGHTS UNDER ARTICLE 9, BUYER HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER (WHETHER BY SELLER OR OTHERWISE), WHETHER UNDER THIS AGREEMENT, AT COMMON LAW, BY STATUTE, OR OTHERWISE.

4.10Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants, and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. Buyer has not relied and shall not rely on any statements by Seller or its Representatives (other than those representations, warranties, covenants, and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. BUYER UNDERSTANDS AND ACKNOWLEDGES THAT NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER GOVERNMENTAL BODY HAS PASSED UPON THE ASSETS OR MADE ANY FINDING OR DETERMINATION AS TO THE FAIRNESS OF AN INVESTMENT IN THE ASSETS OR THE ACCURACY OR ADEQUACY OF THE DISCLOSURES MADE TO BUYER, AND, EXCEPT AS SET FORTH IN ARTICLE 9, BUYER IS NOT ENTITLED TO CANCEL, TERMINATE, OR REVOKE THIS AGREEMENT, WHETHER DUE TO THE INABILITY OF BUYER TO OBTAIN FINANCING OR PAY THE PURCHASE PRICE, OR OTHERWISE.

4.11Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. Buyer expressly acknowledges and recognizes that the price for which Seller has agreed  to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices - Consumer Protection Act,

V.C.T.A. BUS & COMM ANN. § 17.41 et seq., to the extent applicable, or any similar Legal Requirement. BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THE PROVISIONS OF THIS ARTICLE 4.

4.12Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement Proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

ARTICLE 5 COVENANTS OF SELLER

5.01Access and Investigation.

(a)Between the Execution Date and the Closing (but excluding the Dead Period), to the extent doing so would not violate (x) applicable Legal Requirements or (y) Seller’s obligations to any Third Party or other restrictions on Seller, Seller shall afford Buyer and its Representatives access during Seller’s regular hours of business (with one day prior notice if a field visit is required) to reasonably appropriate Seller’s management and personnel with knowledge of the Assets, any Seller-operated Assets, Records, contracts, books and records (including all readily- available non-privileged historical environmental reports, records and correspondence), and other documents and data related to the Assets, and promptly furnish Buyer and its Representatives with existing electronic copies of all such Records, contracts, books and records, and other existing documents and data related to the Assets as Buyer or its Representatives may reasonably request, except in each case any such contracts, books and records or other documents and data that are Excluded Assets (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of Third Party operators to give Buyer and its Representatives reasonable access to similar information with respect to Assets not operated by Seller or its Affiliates; provided that Seller shall not be required to make payments or undertake obligations in favor of any Third Parties in order to obtain such consent) and Seller’s offices, personnel and the Assets may be unavailable for access during the Dead Period; PROVIDED THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT,

THE CERTIFICATE DELIVERED BY SELLER AT CLOSING OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER MAKES NO REPRESENTATION OR WARRANTY, AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE DOCUMENTS, INFORMATION, BOOKS, RECORDS, FILES AND OTHER DATA THAT    IT MAY

PROVIDE OR DISCLOSE TO BUYER.

(b)Notwithstanding the provisions of Section 5.01(a), (i) Buyer’s investigation shall be conducted in a manner that (to the extent practicable) minimizes interference with the field operation of the business of Seller and any applicable  Third  Parties,  and  (ii)  subject  to  Section 11.09 and except as otherwise provided in this Section 5.01(b), Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling. Buyer’s Environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment of the Assets without Seller’s prior written permission, which may not be unreasonably withheld if Buyer’s Phase I Environmental Site Assessment recommends such testing as necessary to prove the existence of an Environmental Defect, subject to Section 11.09. If Buyer is entitled to conduct an environmental review beyond a Phase I Environmental Assessment pursuant to the foregoing sentence, Buyer shall use commercially reasonable efforts to engage a consulting or engineering firm set forth on Schedule 5.01(b) for purposes of such review (and any other consulting or engineering firm engaged by Buyer for purposes of conducting such environmental review shall be subject to Seller’s prior approval which shall not be unreasonably withheld). For the avoidance of doubt, Buyer may engage any consulting or engineering firm for purposes of conducting Buyer’s Phase I Environmental Site Assessment as Buyer determines in its sole discretion.

(c)Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and Seller’s Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

5.02Conduct of Business. Except (x) as set forth on Schedule 5.02, or (y) as required by applicable Legal Requirements, between the Execution Date and the Closing, Seller shall operate its business with respect to its ownership and operation of the Assets in the ordinary course as a reasonably prudent operator, and, without limiting the generality of the preceding, shall:

(a)not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except as required under any presently existing Leases or Contracts, and except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

(b)subject to clause (e) below, use its commercially reasonable efforts not to abandon any Asset (except the abandonment or expiration of Leases in accordance with their terms, upon no later than five (5) Business Days’ prior written notice to Buyer of such abandonment);

(c)not commence, propose, or agree to participate in any single operation (including, without limitation, completion work, workovers, repairs, maintenance or modifications with respect to the Wells and/or facilities, as applicable) with respect to the Wells or Leases with an anticipated cost in excess of One Hundred Thousand Dollars ($100,000.00) (net to Seller’s interest), except for any emergency operations to the extent necessary to protect life or health or prevent environmental or property damage;

(d)not execute, terminate, cancel, extend, or materially amend or modify any Material Contract or Lease other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating, or processing of Hydrocarbons terminable without penalty on thirty (30) days’ or shorter notice

(e)use commercially reasonable efforts to keep Buyer apprised of any drilling, re- drilling, completion or workover operations proposed or conducted by Seller with respect to the Assets;

(f)not make any election (or fail to make an election, the result of which is) to go non- consent with respect to any of the Assets without providing at least five (5) days’ prior written notice to Buyer and receiving affirmative consent from Buyer with respect thereto; provided, however, if Buyer does not respond to such notice within five (5) days of receipt thereof, Buyer shall be deemed to have consented to Seller’s election;

(g)unless Buyer fails to provide consent under clause (c) above, use commercially reasonable efforts to maintain in full force and effect each Lease, and, with respect to any Lease, timely and properly pay all lease renewals, shut-in royalties, delay rentals or other lease extension payments that become due after the date of this Agreement but prior to Closing in accordance with the terms of the applicable Lease;

(h)not waive, release, assign, settle or compromise any Proceeding, material right or claim relating to the Assets, other than the Retained Liabilities or waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of One Hundred Thousand Dollars ($100,000.00) individually (excluding amounts to be paid under insurance policies);

(i)pay (or cause to be paid) any and all Asset Taxes that could result in an Encumbrance with respect to the Assets that become due and payable on or prior to the Closing Date;

(j)provide Buyer with prompt written notice upon receipt by Seller or its Affiliates of any notice of termination of, or alleging Seller’s or its Affiliate’s default under or material breach of, any Lease; and

(k)not commit to do, or enter into any agreement with respect to, any of the foregoing prohibited actions.

Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners who are not Seller or an Affiliate of Seller shall not constitute a Breach of the provisions of this Section 5.02, nor shall any action required by a vote of Working Interest owners constitute such a Breach so long as Seller or its Affiliate has voted its interest in a manner that complies with the provisions of this Section 5.02. Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 5.02 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 5.02. Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 5.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned, or delayed, and shall be considered granted ten (10) days (unless a shorter time (not to be less than two (2) days) is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent unless Buyer notifies Seller to the contrary during such ten (10)-day period. Notwithstanding the foregoing provisions of this Section 5.02, in the event of an emergency involving life or health or environmental or property damage, Seller may take such action as reasonably necessary and shall notify Buyer of such action promptly thereafter. Any matter approved (or deemed approved) by Buyer pursuant to this Section 5.02 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 3 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

5.03Insurance. Seller shall maintain in force during the period from the Execution Date until the Closing, all of Seller’s insurance policies pertaining to the Assets in the amounts and with the coverages currently maintained by Seller.

5.04Consent and Waivers. Seller shall use commercially reasonable efforts to obtain prior to the Closing written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer; provided that in the event Seller is unable to obtain all such waivers of Preferential Purchase Rights and Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement. Neither Seller nor Buyer shall be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents. Buyer shall reasonably cooperate with Seller in seeking to obtain such Consents.

5.05Amendment to Schedules. Until the fifth (5th) Business Day before Closing, Seller shall have the right (but not the obligation) to supplement the Schedules relating to the representations and warranties set forth in Article 3 with respect to any matters occurring subsequent to the Execution Date, which, if existing at the Execution Date, would have been required to be set forth or described in such Schedules. For the avoidance of doubt, and notwithstanding  anything  in  this  Agreement  to  the  contrary,  Seller  shall  not  be  entitled to supplement Schedule 6.03 pursuant to this Section 5.05. Except to the extent such updates are a direct result of actions taken with Buyer’s consent pursuant to Section 5.02, prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 7.01 or for determining any remedies available under this Agreement; provided, however, if Buyer is entitled to terminate this Agreement pursuant to Section 9.01(b) as a result of the matter underlying any such supplement and Buyer elects to waive such right to terminate this Agreement and the Closing occurs, then such supplements shall be incorporated into Seller’s disclosure Schedules and any claim related to any matter disclosed in the supplements which resulted in Buyer’s right to terminate this Agreement pursuant to Section 9.01(b) shall be deemed waived and Buyer shall not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters, but only with respect to such matters; provided further, however, that Buyer shall in no way be deemed to have waived any claim related to any matter disclosed in the supplements which does not result in Buyer’s right to terminate this Agreement pursuant to Section 9.01(b) and may assert such claims under Article 10.

5.06Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or its Affiliates) as operator those Assets or portions thereof that Seller (or its Affiliates) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because such Assets (or portions thereof) may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets that Seller or its Affiliate operates, Seller shall use commercially reasonable efforts to support Buyer’s effort to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permissible under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing.

5.07Affiliate Contracts. Unless otherwise designated in writing to Buyer, Seller will terminate or cause its respective Affiliates to terminate, effective as of the Closing Date, any contracts or agreements between Seller and its Affiliates insofar and only insofar as such contracts or agreements relate to or bind the Assets.

5.08Employee Matters. Between the Execution Date and the Closing Date, Seller shall not, and shall cause its Affiliates to not, (a) enter into any collective bargaining agreement or other Contract with any labor union or similar representative of any Available Employees or (b) transfer the employment of any Available Employee.

ARTICLE 6 OTHER COVENANTS

6.01Notification and Cure. Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing if Seller or Buyer, as applicable, obtain Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition; provided that failure to provide such notice shall not limit a Party’s rights or remedies under this Agreement. If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such Breach of representation, warranty, covenant or agreement shall (if curable) be fully cured by the Closing (or, if the Closing does not occur, by the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.

6.02Satisfaction of Conditions. Between the Execution Date and the Closing Date Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied, and Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied.

6.03	Replacement of Insurance, Bonds, Letters of Credit, and Guaranties.

(a)The Parties understand that none of the insurance currently maintained by Seller or Seller’s Affiliates covering the Assets, nor any of the bonds, letters of credit, or guaranties, if any, posted by Seller or Seller’s Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, and deliver to Seller evidence of, all necessary replacement bonds, letters of credit, and guaranties, and evidence of such other authorizations, qualifications, and approvals to the extent necessary for Buyer to own and, with respect to Assets currently operated by Seller or its Affiliates, operate such Assets. For informational purposes only, Schedule 6.03 describes the bonds, letters of credit, and guarantees currently maintained by Seller or Seller’s Affiliates covering the Assets; provided, however, that Seller makes no representations or warranties as to the accuracy of Schedule 6.03 or its application to Buyer as the owner or operator of any of the Assets.

(b)Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Seller shall reasonably assist Buyer with such filings. Buyer shall indemnify, defend, and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of such title of the Assets after the Closing and prior to the securing of any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.

6.04Governmental Reviews. Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment. Buyer shall indemnify, defend and hold harmless Seller Group from and against any and all amounts actually paid by Seller arising out of Buyer’s holding of such title of the Assets after the  Closing and prior to securing of any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.

6.05Financing Cooperation. Prior to the Closing Date, Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates to provide all customary cooperation as reasonably requested by Buyer and its Affiliates (including causing its and their Representatives and auditors to so cooperate) to assist Buyer in the arrangement of any capital markets debt or equity financing, any bank debt, or any other financing arrangement necessary or desirable to fund the Purchase Price and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including any necessary offering documents related thereto (the “Financing”); provided that such requested cooperation does not materially and adversely interfere with operations of Seller and the Assets, that any information requested by Buyer is reasonably available to Seller or any of its Affiliates or its and their Representatives, and that any and all costs associated with this cooperation shall be borne entirely by the Buyer.

6.06Pre-Effective Time Midstream Costs. For a period from and after the Closing Date, until the one (1) year anniversary thereof Buyer shall use its commercially reasonable efforts to recoup Pre-Effective Time Midstream Costs on behalf of Seller to the extent that doing so would not violate applicable Legal Requirements or Applicable Contracts (as reasonably determined by Buyer in its sole discretion operating in good faith). Without duplication of any adjustments made pursuant to Section 2.05(d)(i), if Buyer receives after Closing any proceeds constituting Pre- Effective Time Midstream Costs, Buyer shall fully disclose, account for, and promptly remit the same to Seller.

6.07Seller’s Remediation Obligation. Seller shall use commercially reasonable efforts to complete all remediation required in connection with the Irongate Holdings matter set forth on Schedule 3.05 prior to the last day of the Transition Period; provided, that if Seller does not complete such remediation prior to the last day of the Transition Period Seller shall, upon execution of an access and indemnity agreement in a form to be mutually agreed by the Parties, continue such remediation for a period of no longer than 30 days after the last day of the Transition Period.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.01Accuracy of Representations. All of Seller’s representations and warranties in this Agreement must have been true and correct in all respects (without regard to materiality, Material Adverse Effect or other similar qualifiers) as of the Execution Date, and must be true and correct in all respects (without regard to materiality, Material Adverse Effect or other similar qualifiers) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all respects (without regard to materiality, Material Adverse Effect or other similar qualifiers) on and as of such specified date, except for those Breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

7.02Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.03No Proceedings. Since the Execution Date, there must not have been commenced or Threatened against Seller, or against any of Seller’s Affiliates, any Proceeding (other than any matter initiated by either Buyer or its Affiliates) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

7.04No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

7.05Necessary Consents and Approvals. All Consents from Governmental Bodies and approvals from Governmental Bodies required for the Contemplated Transactions (other than Consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing) shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

7.06Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 2.04.

7.07Certain Adjustments. The sum of all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible plus all Environmental Defect Values asserted by Buyer in good faith without taking into account the Aggregate Defect Deductible, plus the aggregate downward Purchase Price adjustments under Section 11.02, plus the aggregate downward Purchase Price adjustments under Section 11.03, plus the aggregate downward Purchase Price adjustment under Section 11.09, plus the aggregate downward Purchase Price adjustments under Section 11.14, do not exceed an amount equal to twenty percent (20%) of the unadjusted Purchase Price.

7.08Credit Support Obligations. The aggregate cost to Buyer or its Affiliates of obtaining all necessary replacement bonds, letters of credit, and guaranties, and evidence of such other authorizations, qualifications, and approvals required for Buyer to own and operate the Assets after Closing for bonds, letters of credit or guaranties not listed on Schedule 6.03 (or for amounts in excess of those amounts listed on Schedule 6.03) (such costs, the “Excess Credit Support Costs”) does not exceed an amount equal to three percent (3%) of the unadjusted Purchase Price; provided that if the Excess Credit Support Costs exceed an amount equal to three percent (3%) of the unadjusted Purchase Price, Seller may elect, in its sole discretion, to reduce the Purchase Price by the amount of such excess, in which event the condition set forth in this Section 7.08 shall be deemed satisfied.

ARTICLE 8

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.01Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

8.02Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

8.03No Proceedings. Since the Execution Date, there must not have been commenced or Threatened against Buyer or against any of its Affiliates, any Proceeding (other than any matter initiated by Seller or an Affiliate of Seller) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

8.04No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

8.05Necessary Consents and Approvals. All Consents from Governmental Bodies and approvals from Governmental Bodies required for the Contemplated Transactions (other than Consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing) shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

8.06Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 2.04(b).

8.07Qualifications. Buyer shall have obtained all authorizations, qualifications, and approvals required to be obtained prior to Closing under Section 6.03(a).

8.08Certain Adjustments. The sum of all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible plus all Environmental Defect Values asserted by Buyer in good faith without taking into account the Aggregate  Defect

Deductible, plus the aggregate downward Purchase Price adjustments under Section 11.02, plus the aggregate downward Purchase Price adjustments under Section 11.03, plus the aggregate downward Purchase Price adjustment under Section 11.09, plus the aggregate downward Purchase Price adjustments under Section 11.14, do not exceed an amount equal to twenty percent (20%) of the unadjusted Purchase Price.

ARTICLE 9 TERMINATION

9.01Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)by mutual written consent of Seller and Buyer;

(b)by Buyer, if Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied as of the Scheduled Closing Date (or, if prior to the Scheduled Closing Date, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied as of the Scheduled Closing Date); provided, however, that in the case of a Breach that is capable of being cured, Seller shall have a period of ten (10) Business Days following receipt of such written notice from Buyer to Seller to attempt to cure the Breach and the termination under this Section 9.01(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.01(b) if Buyer is in material Breach of this Agreement;

(c)by Seller, if Buyer has committed a material Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied as of the Scheduled Closing Date (or, if prior to the Scheduled Closing Date, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied as of the Scheduled Closing Date); provided, however, that in the case of a Breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such written notice from Seller to Buyer to attempt to cure the Breach and the termination under this Section 9.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c) if Seller is in material Breach of this Agreement;

(d)by either Seller or Buyer if the Closing has not occurred on or before March 15, 2020 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided that neither Party shall be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Party is in material Breach of this Agreement;

(e)by either Seller or Buyer if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling, or other action has become final and nonappealable; or

(f)by Buyer, on any date after the Scheduled Closing Date if the condition set forth in Section 7.08 is not satisfied as of the Scheduled Closing Date.

9.02	Effect of Termination; Distribution of the Deposit Amount.

(a)If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement shall terminate; provided that (i) such termination shall not impair nor restrict the rights of either Party against the other with respect to the Deposit Amount pursuant to Section 9.02(b), and (ii) except to the extent either Party has received the Deposit Amount (or, with respect to Buyer, damages of an amount up to the Deposit Amount) as liquidated damages pursuant to Section 9.02(b), the termination of this Agreement shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, except to the extent either Party has received the Deposit Amount (or, with respect to Buyer, damages of an amount up to the Deposit Amount) as liquidated damages pursuant to Section 9.02(b), to the extent such termination results from the material Breach by a Party of any of its covenants or agreements hereunder, the other Party shall be entitled to all remedies available at law or in equity with respect to such Breach and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party may be entitled, and the following provisions shall survive the termination: Article 1, Section 2.02, Article 9, Sections 10.03(c), 10.05, 10.06, 10.07, 10.11, 10.12, 10.13, Article 13 (other than Section 13.01) and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(b)	Notwithstanding anything to the contrary in Section 9.02(a):

(i)

If Seller has the right to terminate this Agreement pursuant to Section 9.01(c) or pursuant to Section 9.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 9.01(c) (without regard to any cure periods contemplated therein), then, in either case, Seller shall have the right to terminate this Agreement and receive the Deposit Amount as liquidated damages (and not as a penalty). If Seller elects  to  terminate  this  Agreement  pursuant  to  this  Section 9.02(b)(i) and receive the Deposit Amount as liquidated damages, (x) the Parties shall, within two (2) Business Days of Seller’s election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller via wire transfer of immediately available funds to the account designated by Seller and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(ii)

If Buyer has the right to terminate this Agreement pursuant to Section 9.01(b) or pursuant to Section 9.01(d), if at such time Buyer could have terminated this Agreement pursuant to Section 9.01(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, at its sole discretion, to either (1) enforce specific performance by Seller of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for herein, or (2) if Buyer does not seek and successfully enforce specific performance, terminate this Agreement and (in addition to receiving back the Deposit Amount) seek to recover actual damages from Seller in an amount up to, but not exceeding to the Deposit Amount, as liquidated damages (and not as a penalty).  If  Buyer  elects  to  terminate  this  Agreement  pursuant  to   this Section 9.02(b)(ii) and seek damages then, within two (2) Business Days of Buyer’s election, (x) Seller and Buyer shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer via wire transfer of immediately available funds to the account designated by Buyer and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)The Parties recognize that the actual damages for a Party’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach.

(d)If this Agreement is terminated by either Buyer or Seller pursuant to Section 9.01 for any reason other than as described in Section 9.02(b), then, in any such case, the Parties shall, within two (2) Business Days of such termination, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer (free and clear of any claims by Seller thereon) via wire transfer of immediately available funds to the account designated by Buyer.

9.03Return of Records Upon Termination. Upon termination of this Agreement, Buyer shall promptly return to Seller or destroy all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets and an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.

ARTICLE 10 INDEMNIFICATION; REMEDIES

10.01Survival. The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: Fundamental Representations shall survive indefinitely, the representations and warranties in Section 3.04 shall survive for the applicable statute of limitations plus sixty (60) days, the representations and warranties  in Section 3.24 shall survive for three (3) months after the last day of the Transition Period, the special warranty of Defensible Title set forth in the Instruments of Conveyance shall survive for thirty-six (36) months after Closing, all other representations and warranties of Seller shall survive for twelve (12) months after Closing (except for the representations and warranties in Section 3.14, which shall survive for six (6) months after Closing), all covenants and agreements of the Seller to be performed prior to the Closing shall survive for twelve (12) months after Closing, all covenants and agreements of Seller to be performed on or after Closing shall survive until fully performed and all other representations, warranties, covenants and agreements of Buyer shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying person on or before such termination date. The indemnities in Section 10.02(c) shall continue indefinitely (except for indemnities related to (a) clause (c) of the definition of “Retained Liabilities,” which shall continue for thirty-six (36) months after the Closing, (b) clauses (b) and (i) of the definition of “Retained Liabilities,” which shall continue for twenty-four (24) months after the Closing, and (c) indemnity for Seller Taxes, which shall survive for the applicable statute of limitations plus sixty (60) days). All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided herein.

10.02Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 10, from and after the Closing, Seller shall defend, release, indemnify, and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)any Breach of any representation or warranty made by Seller in this Agreement or any of the other Transaction Documents;

(b)any Breach by Seller of any covenant, obligation, or agreement of Seller in this Agreement or any of the other Transaction Documents;

(c)	the Retained Liabilities; and

(d)the use, ownership and operation of the Retained Assets (unless and until such Retained Assets are conveyed to Buyer in accordance with this Agreement) and the Excluded Assets.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, are Buyer Group’s exclusive legal remedies against Seller with respect to this Agreement and the Contemplated Transactions, including Breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificate delivered by Seller at Closing pursuant to Section 2.04, and, except for the remedies provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, BUYER

RELEASES SELLER GROUP FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, PROCEEDINGS, OR OTHER LEGAL RIGHTS AND REMEDIES OF BUYER GROUP, KNOWN OR UNKNOWN, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY HAVE, BASED ON, RELATING TO OR IN ANY WAY ARISING OUT OF THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, THE OWNERSHIP, USE OR OPERATION OF THE ASSETS PRIOR TO THE CLOSING, OR THE CONDITION, QUALITY, STATUS, OR NATURE OF

THE ASSETS PRIOR TO THE CLOSING, INCLUDING ANY AND ALL CLAIMS RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY OR VIOLATIONS OF ENVIRONMENTAL LAWS AND INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY  OR  IMPLIED  WARRANTIES,  NUISANCE,  OR  OTHER  TORT  ACTIONS,  RIGHTS    TO

PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, AND RIGHTS UNDER INSURANCE

MAINTAINED BY SELLER OR ANY OF SELLER’S AFFILIATES. Nothing in this Agreement or otherwise shall release or relieve Seller for actual fraud.

10.03Indemnification and Payment of Damages by Buyer. Except as otherwise provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis, and shall defend, release, indemnify, and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)any Breach of any representation or warranty made by Buyer in this Agreement or any of the other Transaction Documents;

(b)any Breach by Buyer of any covenant, obligation, or agreement of Buyer in this Agreement or any of the other Transaction Documents;

(c)any Damages arising out of or relating to Buyer’s and its Representatives’ access to the Assets and contracts, books and records and other documents and data relating thereto prior to the Closing, including Buyer’s title and environmental inspections pursuant to Sections 11.01 and 11.10, including Damages attributable to personal injury, illness or death, or property damage; and

(d)	the Assumed Liabilities.

Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, the remedies provided in this Article 10 and the special warranty of Defensible Title set forth in the Instruments of Conveyance are Seller Group’s exclusive legal remedies for Buyer’s Breaches, all other legal rights and remedies being expressly waived by Seller Group.

10.04Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds actually received by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).

10.05Limitations on Liability. Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 10.02(a): for any Damages with respect  to  any  occurrence,  claim,  award  or  judgment  that  do  not  individually  exceed Fifty

Thousand Dollars ($50,000.00) net to Seller’s interest (the “Individual Claim Threshold”); or unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed two percent (2%) of the unadjusted Purchase Price, and then only to the extent such Damages exceed two percent (2%) of the unadjusted Purchase Price. Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, in no event will Seller be liable for Damages indemnified under Section 10.02(a) to the extent such damages, exceed twenty percent (20%) of the unadjusted Purchase Price. Notwithstanding anything herein to the contrary, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the unadjusted Purchase Price.

(b) Notwithstanding anything herein to the contrary, the obligations and rights of the Parties and the Damages, for which any Party is obligated to indemnify or entitled to indemnity under Section 10.02 or Section 10.03 shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality, Material Adverse Effect or other similar qualifiers set forth in any representation or warranty (including any bringdown of such representation or warranty in any certificate delivered pursuant to this Agreement).

10.06	Procedure for Indemnification--Third Party Claims.

(a)Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.06 shall not relieve the indemnifying Party of its obligations under this Article 10 except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b)If any Proceeding referred to in Section 10.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if   such

Proceeding relates to or arises in connection with any criminal proceeding, such Proceeding seeks an injunction or equitable relief against any indemnified Party, in the case of an indemnification claim by Buyer pursuant to Section 10.02(a) (other than with respect to a Fundamental Representation or Section 3.04), such Proceeding has or would reasonably be expected to result in Damages in excess of the amount set forth in Section 10.05 (i.e., twenty percent (20%) of the unadjusted Purchase Price), or the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party, and (C) an indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent (to the extent required by the preceding sentence).

10.07Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.

10.08Indemnification of Group Members. The indemnities in favor of Buyer and Seller provided in Section 10.08 and Section 10.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members. Any claim for indemnity under this Article 10 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against either Seller or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.

10.09	Extent of Representations and Warranties.

(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES DELIVERED BY SELLER AT CLOSING OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES BY ANY AFFILIATES OR REPRESENTATIVES OF SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER’S COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES DELIVERED BY SELLER AT CLOSING OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED,

AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (A) THE TITLE TO ANY OF THE ASSETS, (B) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES DELIVERED BY SELLER AT CLOSING OR IN THE INSTRUMENTS OF CONVEYANCE, THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (C) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (D) ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING), AND (E) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS.

(b)Buyer acknowledges and affirms that it has made, and prior to Closing will make, its own independent investigation, analysis, and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents.

10.10Compliance With Express Negligence Test. THE PARTIES AGREE THAT ANY INDEMNITY, DEFENSE, AND/OR RELEASE OBLIGATION ARISING UNDER THIS AGREEMENT SHALL APPLY WITHOUT REGARD TO THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE INDEMNIFIED PARTY, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY OR SOLE, OR ANY PRE-EXISTING CONDITION, ANY BREACH OF CONTRACT OR BREACH OF WARRANTY, OR VIOLATION OF ANY LEGAL REQUIREMENT, EXCEPT TO THE EXTENT

SUCH DAMAGES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF, IT BEING THE PARTIES’ INTENTION THAT DAMAGES TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF NOT BE COVERED BY THE RELEASE, DEFENSE, OR INDEMNITY OBLIGATIONS IN THIS AGREEMENT.  The  foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

10.11Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, IN NO EVENT SHALL SELLER OR BUYER EVER BE LIABLE FOR, AND EACH PARTY

RELEASES THE OTHER FROM, ANY CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, OR PUNITIVE  DAMAGES  OR  CLAIMS  RELATING  TO  OR  ARISING  OUT  OF  THE      CONTEMPLATED

TRANSACTIONS OR THIS AGREEMENT; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity.

Notwithstanding the foregoing, lost profits shall not be excluded by this provision as to recovery hereunder to the extent constituting direct Damages.

10.12No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation, or agreement herein. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 by reason of the same set of facts.

10.13Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the Contemplated Transactions.

10.14Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the Contemplated Transactions.

ARTICLE 11

TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

11.01Title Examination and Access. Buyer may make or cause to be made at its expense such examination as it may desire of Seller’s title to the Assets. For such purposes, until the Closing Date (but excluding the Dead Period), Seller shall give to Buyer and its Representatives access during Seller’s regular hours of business to originals and copies (including electronic copies if available), of all of the Records, files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys and any other information, data, records and files that Seller or its Affiliates have relating to the title to the Assets, the past or present operation thereof and the marketing of production therefrom, in accordance with, and subject to the limitations in, Section 5.01.

11.02Preferential Purchase Rights. Seller shall, within ten (10) Business Days after the Execution Date, provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in compliance with the contractual provisions applicable thereto. To the extent any such Preferential Purchase Rights are exercised by any holders thereof or if the time period for exercising any Preferential Purchase Right has not expired, in each case, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets. The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained. After the Closing, if the holder of such Preferential Purchase Right exercises the Preferential Purchase Right, then Buyer shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party. If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s), then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date reasonably designated by Seller not more than sixty (60) days after the Closing Date. If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

11.03Consents. Seller shall within ten (10) Business Days after the Execution Date provide all notices required to comply with or obtain all Consents required for the transfer of the Assets and in compliance with the contractual provisions applicable thereto.

(a)If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:

(i)

If the Consent is not a Required Consent and has not been denied in writing, then the affected Assets shall nevertheless be conveyed at the Closing as part of the Assets. Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer.

(ii)

If the Consent is a Required Consent or a Consent that has been denied in writing, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets burdened by such Consents (including, with respect to any such Consent burdening a Lease or Applicable Contract, all Leases and Wells affected by the Applicable Contract or Lease for which Consent is refused), and such affected Assets shall be treated as Retained Assets.

(b)Notwithstanding the provisions of Section 11.03(a), if Seller obtains a Consent described in Section 11.03(a)(ii) within sixty (60) days after the Closing, then Seller shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 2.05).

11.04Title Defects. Buyer shall notify Seller in writing of any Title Defects (“Title Defect Notice(s)”) following Buyer’s discovery thereof prior to 5:00 p.m. Central Time on February 7, 2020 (the “Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and the Well or portion thereof affected by such alleged Title Defect (each, a “Title Defect Property”), (b) the Allocated Value of each Title Defect Property, (c) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, and (d) the Title Defect Value and the computations thereof upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer may, but shall not be obligated to, give Seller, on a weekly basis prior to the Defect Notice Date, written notice of any alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Instruments of Conveyance) discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date; provided, that the failure to provide any such preliminary notice shall not affect Buyer’s right to assert Title Defects at any time prior to the Defect Notice Date. Except for Buyer’s right to indemnification pursuant to Article 10, and subject to Section 11.13, Buyer forever waives, and Seller shall have no liability for, Title Defects not asserted by a Title Defect Notice meeting substantially all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

11.05Title Defect Value. The diminution of value of each Title Defect Property attributable to any Title Defect that burdens, encumbers or affects such Title Defect (the “Title Defect Value”) shall be determined as follows:

(a)if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;

(b)if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)if the Title Defect represents a negative discrepancy between (i) Seller’s actual Net Revenue Interest for the Title Defect Property as to the currently producing formation and (ii) the Net Revenue Interest set forth for such Title Defect Property in Exhibit B for the currently producing formation, then the Title Defect Value shall be the product of (A) the Allocated Value of such Title Defect Property, multiplied by (B) a fraction, the numerator of which is (1) the remainder of (x) the Net Revenue Interest set forth for such Title Defect Property in Exhibit B for the currently producing formation minus (y) the actual Net Revenue Interest of Seller for such Title Defect Property and the denominator of which is (2) the Net Revenue Interest set forth for such Title Defect Property in Exhibit B for the currently producing formation;

(d)if the Title Defect with respect to a Well represents an increase of (i) Seller’s actual Working Interest for any Title Defect Property over (ii) the Working Interest set forth for such Title Defect Property in Exhibit B (except (A) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements, or (B) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest), then the Title Defect Value shall be the product of

(A) the Allocated Value of such Title Defect Property, multiplied by (B) a fraction, the numerator of which is (1) the remainder of (x) the actual Working Interest for such Well for the currently producing formation minus (y) the Working Interest set forth for such Title Defect Property in Exhibit B and the denominator of which is (2) the Working Interest set forth for such Title Defect Property in Exhibit B for the currently producing formation; and

(e)if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset. The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

11.06	Seller’s Cure or Contest of Title Defects.

Seller may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 11.06(b) and may seek to cure any asserted Title Defect as described in Section 11.06(a).

(a)Seller shall have the right to cure any Title Defect on or before sixty (60) days after the Defect Notice Date (the “Title Defect Cure Period”) by giving written notice to Buyer of its election to cure prior to the Closing Date. During the period of time from Closing to the expiration of the Title Defect Cure Period, Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control, to the extent necessary or convenient to facilitate Seller’s attempt to cure any such Title Defects. An election by Seller to attempt to cure a Title Defect shall be without prejudice to the rights of Seller under Section 11.06(c) or Section 11.15 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.  If Seller elects to cure and:

(i)

actually cures the Title Defect (“Cure”), prior to the Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii)	does not Cure the Title Defect prior to the Closing, then Seller shall:

(A)

convey the affected Asset to Buyer and retain the applicable Title Defect Value in the Escrow Account at Closing (or, if such Title Defect Value exceeds the balance of the Escrow Account, Buyer shall deliver the amount of such excess to the Escrow Agent at Closing); provided, however that (1) if Seller Cures the Title  Defect  within  the  time  provided  in  this  Section 11.06, then the Parties will instruct the Escrow Agent to release the applicable Title Defect Value (together with any interest thereon) to Seller within two (2) Business Days of Seller providing Buyer with the evidence of such Cure and (2) if the Seller is unable to Cure the Title Defect within the time provided in this Section 11.06, then the Parties will instruct the Escrow Agent to release the applicable Title Defect Value (together with any interest thereon) to the Buyer, unless the Title Defect or Title Defect Value is disputed, in which case subsection (c), below, shall apply; or

(B)

if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.

(b)If Seller does not elect to cure the Title Defect, subject to Seller’s continuing right to dispute the Title Defect, Seller shall convey the affected Asset to Buyer at the Closing and the Purchase Price shall be adjusted downward by the applicable Title Defect Value set forth in the Title Defect Notice for such Asset subject to the provisions of subsection (c) below.

(c)Seller and Buyer shall attempt to agree on the existence and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. However, either Party may at any time prior to the final resolution of the applicable Title Defect hereunder submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Title Defect or Title Defect Value cannot be resolved prior to Closing, except as otherwise provided herein, the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing, and the portion of the Purchase Price equal to the Title Defect Value asserted by Buyer in connection with the disputed Title Defect will be retained in the Escrow Account at Closing (or, if such Title Defect Value exceeds the balance of the Escrow Account, Buyer shall deliver the amount of such excess to the Escrow Agent at Closing). Within two (2) Business Days of such final decision or determination, the Parties will instruct the Escrow Agent to release the amount equal to the finally determined or decided Title Defect Value (together with any interest earned thereon), if any, to Buyer, and the difference between the asserted Title Defect Value and the finally agreed or determined or decided Title Defect Value (together with any interest earned thereon) if any, to Seller.

11.07Limitations on Adjustments for Title Defects. Notwithstanding the provisions  of Sections 11.04, 11.05 and 11.06, other than with respect to the special warranty of title to be provided in the Instruments of Conveyance, Seller shall be obligated to adjust the Purchase Price to account for uncured Title Defects only to the extent that the sum of (x) the aggregate Title Defect Values of all uncured Title Defects (the “Aggregate Title Defect Value”) plus (y) the Aggregate Environmental Defect Value exceeds the Aggregate Defect Deductible. In addition, if the Title Defect Value for any single Title Defect Property is less than the De Minimis Title Defect Cost (and the aggregate of all Title Defect Values for all Title Defects based upon a single matter creating such Title Defect is less than the De Minimis Title Defect Cost), such value shall not be considered in calculating the Aggregate Title Defect Value. The Title Defect Values of all Title Defects affecting any single Title Defect Property shall be aggregated for purposes of determining whether the De Minimis Title Defect Cost has been reached.

11.08	Title Benefits.

(a)If Seller discovers any right, circumstance or condition that operates (i) to increase the Net Revenue Interest in the currently producing formation for any Well above that shown in Exhibit B, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit B, or (ii) to decrease the Working Interest of

Seller in any Well as to the currently producing formation below that shown in Exhibit B for such Well, to the extent the same causes a decrease in Seller’s Working Interest for such Well that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit B (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected (the “Title Benefit Properties”), the particular Title Benefit claimed and the Title Benefit Value (calculated as provided below). Buyer shall also promptly furnish Seller with any Title Benefit Notice (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen or other title examiners prior to 5:00 p.m. Central Time on the Defect Notice Date. The increase in value of each Title Benefit Property attributable to any Title Benefit (the “Title Benefit Value”) shall be determined by the following methodology, terms and conditions (without duplication): (A) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (B) if the Title Benefit represents a discrepancy between (1)Seller’s actual Net Revenue Interest in the currently producing formation for any Well and (2) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B for the current producing formation, then the Title Benefit Value shall be the product of (X) the Allocated Value of such Title Benefit Property multiplied by (Y) a fraction, the numerator of which is (1) the remainder of (I) the actual Net Revenue Interest for the currently producing formation for such Title Benefit Property minus

(II) the Net Revenue Interest of Seller for such Title Defect Property set forth in Exhibit B for the currently producing formation and the denominator of which is (2) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B for the currently producing formation; and (C)if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(b)Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on or before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value shall be offset by the amount of such Title Benefit Value. If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.15. Notwithstanding the foregoing, the Parties agree and acknowledge that there shall be no upward adjustment to the Purchase Price for any Title Benefit. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value shall be adjusted downward by the Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).

11.09Buyer’s Environmental Assessment. Beginning on the Execution Date and ending at 5:00 p.m. Central Time on the Defect Notice Date (but excluding the Dead Period), Buyer shall have the right, at its sole cost, risk, liability and expense, to conduct a Phase I Environmental Site Assessment of the Assets. During Seller’s regular hours of business (but excluding the Dead Period) and after providing Seller with written notice of any such activities no less than two (2) Business Days in advance (subject to the written permission of any applicable Third Party operator or other Third Party whose permission is legally required, which Seller shall reasonably cooperate with Buyer in securing), Buyer and its Representatives shall be permitted to enter upon the Assets, inspect the same, review all of Seller’s readily-available files and records (other than those for which Seller has an attorney-client privilege or that are Excluded Assets) relating to the Assets, and generally conduct visual, non-invasive tests, examinations and investigations. No sampling or other invasive inspections of the Assets may be conducted prior to Closing without Seller’s prior written consent, which may be withheld in Seller’s sole discretion. Buyer’s access shall be in accordance with, and subject to the limitations in, Section 5.01. Notwithstanding anything in this Agreement to the contrary, (a) if Buyer is not granted access to any Asset to conduct its Phase I Environmental Site Assessment of the Assets, Buyer may elect, in its sole discretion, to exclude such Asset, together with all associated Assets, and reduce the Purchase Price by the Allocated Value of such Assets (which will become Retained Assets),  and

(b)if Buyer determines in good faith that (based on the results of its Phase I Environmental Site Assessment) sampling or testing of environmental media or operation of equipment is recommended on an Asset to confirm the existence of or the Environmental Defect Value and Buyer is not granted permission and access to conduct such activities, then (x) Buyer may nevertheless assert an Environmental Defect on such Asset, or (y) Buyer may elect to exclude such Asset, together with all associated Assets, and reduce the Purchase Price by the Allocated Value of such Asset(s) (which will become Retained Assets).

11.10Environmental Defect Notice. Buyer shall notify Seller in writing of any Environmental Defect (“Environmental Defect Notice(s)”) following Buyer’s discovery thereof prior to 5:00 p.m. Central Time on the Defect Notice Date. To be effective, each Environmental Defect Notice shall be in writing and include: (i) the Asset(s) affected; (ii) a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (iii) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect; and (iv) appropriate documentation reasonably necessary for Seller to substantiate Buyer’s claim and calculation of the Environmental Defect Value. Notwithstanding anything herein to the contrary, except for Buyer’s right to indemnification pursuant to Article 10, and subject to Section 11.13, Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice meeting substantially all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT FOR BUYER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 10, AND SUBJECT TO SECTION 11.13, BUYER FOREVER WAIVES, AND SELLER SHALL HAVE NO LIABILITY FOR, ENVIRONMENTAL DEFECTS NOT ASSERTED BY AN ENVIRONMENTAL DEFECT NOTICE MEETING SUBSTANTIALLY ALL OF THE REQUIREMENTS SET FORTH IN THE PRECEDING SENTENCE BY THE DEFECT NOTICE DATE.

11.11Exclusion, Cure or Contest of Environmental Defects. Except as otherwise provided for in Section 11.09, (x) either Party, in its sole discretion, may elect to exclude at Closing any Asset (which will become a Retained Asset) affected by an asserted Environmental Defect if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds the Allocated Value of the affected Asset(s) and reduce the Purchase Price by the Allocated Value(s) thereof and (y) Seller, in its sole discretion, (1) may contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 11.11(b) and/or (2) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.11(a); provided, however, that if Seller, in accordance with clause (1) above, contests Buyer’s good faith estimate of the Environmental Defect Value of any Asset which Buyer has elected to  exclude  in  accordance  with  this  Section 11.11, then the applicable Asset shall be excluded from the Closing until the dispute as to the Environmental Defect Value with respect to such Asset is resolved pursuant to Section 11.15.

(a)Seller shall have the right to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date (the “Environmental Defect Cure Period”) by giving written notice to Buyer to that effect prior to the Closing Date. If Seller elects to pursue remediation or cure as set forth in this clause (a), Seller shall implement such remediation or cure in a manner that is in compliance with all applicable Legal Requirements in a prompt and timely fashion for the type of remediation or cure. If Seller elects to pursue remediation or cure and:

(i)

completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Asset(s) shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect; or

(ii)

does not complete a Complete Remediation prior to the Closing, unless Seller or Buyer elects to exclude such affected Asset(s) in accordance with Section 11.09 or this Section 11.11, then Seller shall convey the affected Asset(s) to Buyer and retain the applicable Environmental Defect Value set forth in the Environmental Defect Notice for the affected Asset(s) in the Escrow Account at Closing (or, if such Environmental Defect Value(s) exceed the balance of the Escrow Account, Buyer shall deliver the amount of such excess to the Escrow Agent at Closing); provided that (i) if the Seller completes a Complete Remediation of the Environmental Defect prior to the end of the Environmental Defect Cure Period, the Parties will instruct the Escrow Agent to release the amount equal to the associated Environmental Defect Value (together with any interest thereon) to Seller within two (2) Business Days or (ii) if the Seller does not complete a Complete Remediation of the Environmental Defect prior to the end of the Environmental Defect Cure Period, the Parties will instruct the Escrow Agent to release the amount equal to the associated Environmental Defect Value (together with any interest thereon) to the Buyer within two (2) Business Days.

(b)Seller and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Environmental Defect not otherwise excluded under the  provisions  of  Section 11.09  or  Section 11.11 cannot be resolved prior to the Closing, the affected Asset(s) shall be included with the Assets conveyed to Buyer at Closing and the portion of the Purchase Price equal to the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect will be retained in the Escrow Account at Closing (or, if such Environmental Defect Value(s) exceed the balance of the Escrow Account, Buyer shall deliver the amount of such excess to the Escrow Agent at Closing), and the final determination of the Environmental Defect and/or Environmental Defect Value shall be  resolved  pursuant  to  Section 11.15. Within five (5) Business Days of such final determination, the Parties will instruct the Escrow Agent to release the amount equal to the finally determined Environmental Defect Value (together with any interest earned thereon), if any, to Buyer, and the difference between the asserted Environmental Defect Value and finally determined Environmental Defect Value (together with any interest earned thereon) if any, to Seller. If Seller is the operator of record of any Assets excluded pursuant to Section 11.11 and such exclusion is contested by Seller pursuant to Section 11.11, pending resolution of such dispute pursuant to Section 11.15 (“Excluded Seller- Operated Assets”) then, if Closing occurs, (i) prior to the expiration of the Transition Period the Parties shall enter into a Management Services Agreement in a form to be agreed to by the Parties (the “Management Services Agreement”) and (ii) from and after the expiration of the Transition Period, Buyer shall operate such Excluded Seller-Operated Assets on behalf of Seller in accordance with the terms set forth in the Management Services Agreement until (x) five (5) Business Days following the date such dispute is finally resolved pursuant to Section 11.15, if it is determined that Buyer is entitled to exclude such Excluded Seller-Operated Asset pursuant to Section 11.11, or (y) the date on which such Excluded Seller-Operated Asset is conveyed to Buyer, if it is determined that Buyer is not entitled to exclude such Excluded Seller-Operated Asset pursuant to Section 11.11.

11.12Limitations. Notwithstanding the provisions of Section 11.09 and 11.11, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the sum of (x) the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) plus (y) the Aggregate Title Defect Value (after taking into account any offsetting Title Benefit Values) exceeds the Aggregate Defect Deductible. If the Environmental Defect Value with respect to any single Environmental Defect is less than the De Minimis Environmental Defect Cost, such cost shall not be considered in calculating the Aggregate Environmental Defect Value; provided, however, Environmental Defects that are similar in nature (e.g., missing air permit) and arising from the same underlying facts or conditions affecting the same Asset may be aggregated for the purposes of determining whether the De Minimis Environmental Defect Cost has been reached.

11.13Exclusive Remedies. Except as otherwise provided for under this Agreement, the rights and remedies granted to Buyer in this Article 11 are the exclusive rights and remedies against Seller related to any Environmental Condition, or Damages related thereto. OTHER THAN WITH RESPECT TO BUYER’S RIGHT TO INDEMNIFICATION UNDER ARTICLE 10 ARISING FROM A BREACH OF THE REPRESENTATIONS IN SECTION 3.14, BUYER EXPRESSLY WAIVES, AND RELEASES SELLER GROUP FROM, ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLER REGARDING ENVIRONMENTAL CONDITIONS, WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

11.14Casualty Loss and Condemnation. If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer and Seller shall, subject to the conditions to Closing set forth in Article 7 and Article 8, as applicable, nevertheless be required to close the Contemplated Transactions. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds One Hundred Fifty Thousand Dollars ($150,000) net to Seller’s interest, (except to the extent Seller has, prior to the Closing, caused the Assets affected by such Casualty Loss to be repaired or restored to at least a substantially similar condition as prior to such Casualty Loss, at Seller’s sole cost and expense) the unadjusted Purchase Price will be reduced at Closing by the aggregate amount necessary to repair or restore the affected Asset(s) to a substantially similar condition as prior to such Casualty Loss (as determined by Buyer in good faith).

11.15	Expert Proceedings.

(a)Each matter referred to this Section 11.15 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.15. Any notice from one Party to the other referring a dispute to this Section 11.15 shall be referred to herein as an “Expert Proceeding Notice”.

(b)The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed by the Parties. Unless waived in writing by the Parties, the Expert must be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than ten (10) years’ experience as a lawyer or consultant in the state where the Assets giving rise to the Disputed Matter are located with experience in exploration and production issues related to title or environmental matters as applicable. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the Houston office of the AAA. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 11.15(b).

(c)Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: this Agreement, with specific reference to this Section 11.15 and the other applicable provisions of this Article 11, Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, and the Expert Proceeding Notice.

(d)The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.15(c) above (the “Expert Decision”). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement, i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

(e)The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 11. The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants. Unless waived in writing by the Parties, any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.

ARTICLE 12 EMPLOYMENT MATTERS

12.01Seller Benefit Plans. Effective as of immediately prior to the applicable Employee Start Date, (a) each Continuing Employee shall cease to accrue further benefits and shall cease to be active participants under the Seller Benefit Plans and (b) Seller or its Affiliate (i) shall terminate the employment of such Continuing Employee and (ii) as applied to Continuing Employees’ employment with Buyer or its Affiliate, hereby waives and releases any non-competition agreements or obligations between Seller or any of its Affiliates and such Continuing Employee that would restrict or encumber such Continuing Employee’s ability to perform any of his or her duties as an employee of Buyer or its Affiliate. Neither Buyer nor any of its Affiliates shall assume any of the Seller Benefits Plans.

12.02Claims under Seller Benefit Plans. To the extent that an Available Employee was a participant in a Seller Benefit Plan, the Seller Benefit Plans shall be responsible for providing welfare benefits (including medical, hospital, dental, accidental death and dismemberment,   life,

disability and other similar benefits) to any participating Available Employees for all claims incurred prior to their Employee Start Date under and subject to the generally applicable terms and conditions of such plans. For purposes of this Section 12.02, a claim is incurred with respect to accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such claim occurred and medical, hospital, dental and other similar benefits when the services with respect to such claim are rendered.

12.03Available Employees’ Offers and Post-Employee Start Date Employment and Benefits.

(a)Within two (2) Business Days of the Execution Date, Seller shall deliver to Buyer a schedule that includes a list of all Available Employees (the “Employee Letter”). The Employee Letter shall include the following with respect to each Available Employee: name, job title, principal location of employment, base salary or hourly rate of pay in effect as of the Execution Date, total compensation paid in 2018, vacation allotment, status as exempt or non-exempt under the Fair Labor Standards Act, as amended, annual cash bonus or incentive compensation target, start date, details of any visa or work permit, and any vehicle described on Exhibit D assigned to the Available Employee by the Seller. The Available Employees represent the entirety of the individuals whose employment principally involves providing or performing services with respect to the Assets.

(b)Beginning five (5) Business Days following the Execution Date, Seller or its Affiliate shall make available to Buyer or its Affiliate upon request reasonable access to the Available Employees for the purpose of interviewing such Available Employees and of making employment offers, or evaluating such Available Employees for employment offers, as contemplated in this Section 12.03 and in compliance with applicable law. Beginning ten (10) Business Days following the Execution Date and ending eight (8) Business Days prior to the anticipated Closing Date, Buyer or its Affiliate may make offers of employment to those Available Employees to whom Buyer or its Affiliate elects to make an offer of employment on such terms as Buyer or its Affiliate may determine, in their sole discretion, with such offers providing such Available Employees at least five (5) Business Days to either accept or reject such offers, and providing for a start date of the day following the last day of the Transition Period. Buyer will provide copies of all offers made to Available Employees to Seller promptly after making such offers, regardless of whether such offer is accepted or rejected by the Available Employee. Seller and its Affiliates shall not interfere with any such employment offer or negotiations by Buyer or its Affiliate or discourage any Available Employee from accepting employment with Buyer or its Affiliates.

(c)No later than the date that is three (3) Business Days prior to the anticipated Closing Date, Buyer shall notify Seller as to each Available Employee who has accepted employment with Buyer or any of its Affiliates, which acceptance shall be conditioned upon the occurrence of the Closing and may be conditioned on the satisfaction of Buyer’s or its Affiliate’s applicable pre- employment screening processes, and each Available Employee who has rejected Buyer’s offer of employment. Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to all Damages relating to or arising out of Buyer’s or its Affiliates’ employee selection and employment offer process described in this Section 12.03 (including any claim of discrimination or other illegality in such selection and offer process).  Buyer’s or Buyer’s Affiliate’s employment  offers to Available Employees shall, in each case, be effective as of the day following the last day of the Transition Period; provided, however, if an Available Employee is on a long-term leave of absence (including medical leave, short-term or long-term disability, or other similar leave, but excluding vacation, paid time off and parental leave), Buyer or Buyer’s Affiliate’s employment offer to such Available Employee shall be effective as of the date on which the applicable Available Employee returns from such leave of absence (so long as such return occurs within ninety (90) days after the expiration of the Transition Period or such later time as may be required by applicable Legal Requirements).

(d)Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to all Damages relating to or arising out of Buyer’s or its Affiliate’s employee selection and employment offer process described in this Section 12.03 (including any claim of discrimination or other illegality in such selection and offer process).

(e)As to each Available Employee who does not become a Continuing Employee, Buyer agrees that it and its Affiliates shall not employ such Available Employee from the Closing Date to a date that is three (3) months from the Closing Date.

(f)Buyer shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all liability of any kind or nature arising from the employment of the Continuing Employees by Buyer after his or her Employee Start Date, including any liability related to any employee benefit plan sponsored or maintained by Buyer or its ERISA Affiliates after the Employee Start Date. Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all liability of any kind or nature or related to (a) the employment of any Available Employee who does not become a Continuing Employee, including any liability related to any Seller Benefit Plan and (b) the employment of the Continuing Employees by Seller before the Employee Start Date, including any liability related to any employee benefit plan sponsored or maintained by Seller or its ERISA Affiliates before the Employee Start Date.

12.04Health Coverage. Following the applicable Employee Start Date, Buyer or its Affiliate shall make available to each Continuing Employee the opportunity to elect to participate, effective as of the Employee Start Date, in Buyer’s or its Affiliate’s group health plan covering similarly situated employees of Buyer or its Affiliate, as applicable. Seller shall provide continuation health care coverage to all individuals who are M&A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation Section 54.4980B-9 other than any Continuing Employees and/or their dependents whose qualifying event occurs as a result of the Contemplated Transactions) in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) or any similar provisions of any state Legal Requirement. Seller and its Affiliates shall not be required and shall have no obligation to offer or to provide continuation coverage under COBRA or any similar provisions of any state Legal Requirement to any Continuing Employees and/or their dependents after they become employees of the Buyer.

12.05WARN Act. From the date of this Agreement until the expiration of the Transition Period, Seller shall not and shall cause its Affiliates not to terminate the employment of any Available Employees such that a “plant closing” or “mass layoff” (as those terms are defined   in

the WARN Act or any similar state Legal Requirement) occurs prior to the expiration of the Transition Period without complying with the WARN Act. Buyer agrees that it or its Affiliate will make offers of employment, as described in Section 12.03, to a sufficient number of Available Employees and on terms and conditions of employment such that there will be no notice or other obligations with respect to an Available Employee required by the WARN Act as a result of the transactions contemplated by this Agreement. Buyer agrees to provide any notice required under the WARN Act or any similar state Legal Requirement with respect to any “plant closing” or “mass layoff” affecting Continuing Employees that may occur on or after the expiration of the Transition Period. Buyer shall indemnify, defend and hold Seller harmless from and against any liability, damages, fines or costs (including reasonable attorneys’ fees) under the WARN Act or any similar state Legal Requirement owed to any Available Employee for any “plant closing” or “mass layoff” occurring on or after the expiration of the Transition Period. In addition, Buyer shall not effectuate a “plant closing” or “mass layoff” or any other similar triggering event under the WARN Act or any other applicable Legal Requirement for six (6) months after the Employee Start Date, affecting any Continuing Employee, except in compliance with the WARN Act or other applicable Legal Requirement.

12.06No Third Party Beneficiary Rights. Nothing herein, expressed or implied, shall confer upon any Available Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Article 12, are for the sole benefit of the Parties and are not for the benefit of any Third Party. Nothing in this Article 12, express or implied, shall be deemed an amendment of any plan providing benefits to any Available Employee, or construed to prevent Buyer or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer or its Affiliates may establish or maintain.

ARTICLE 13 GENERAL PROVISIONS

13.01Records. Seller, at Buyer’s cost and expense, shall deliver (a) all pay decks and divisions of interest related to the Assets at the Closing, (b) all electronic Records to Buyer as soon as practicable after the Closing, and (c) all other Records (including electronic Records previously not provided pursuant to clause (b)) to Buyer no later than thirty (30) days after the expiration of the Transition Period. With respect to any original Records delivered to Buyer, (a) Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such original Records, at its own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller.

13.02	Expenses and Tax Matters.

(a)Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including  all fees and expenses of agents, representatives, counsel, and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 11.15 or Section 2.05(e), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)(i) All Transfer Taxes in connection with the filing and recording of the assignments, conveyances or other Instruments of Conveyance required to convey title to the Assets to Buyer shall be borne by Buyer.

(ii)

Seller shall be allocated and bear all Asset Taxes attributable to any Tax period ending prior to the Effective Time and the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time; provided, however, that Seller (not Buyer) shall be allocated and bear the portion, if any, of any such Asset Taxes that consist of penalties, interest or additions to tax to the extent attributable to a breach by a Seller Party of the representations set forth in Section 3.04. For purposes of determining the allocations described in this Section 13.02(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time. To the extent the actual amount of any Asset Taxes described in this Section 13.02(b) is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.05.

(iii)

Upon determination of the actual amount of such Asset Taxes and Transfer Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax and Transfer Tax that is allocable to such Party under this Section 13.02(b). Any allocation of Asset Taxes and Transfer Taxes between the Parties shall  be  in  accordance  with  this  Section 13.02(b).

(c)Except as required by applicable Legal Requirements, in respect of Asset Taxes, Seller shall be responsible for timely remitting all Asset Taxes due with respect to the Assets on or prior to the Effective Time (subject to Seller’s right to reimbursement  by  Buyer  under Section 13.02(b)), and Buyer shall be responsible for timely remitting all Asset Taxes due with respect to the Assets after the Effective Time (subject to Buyer’s right to reimbursement by Seller under Section 13.02(b)), in each case, to the applicable taxing authority, and Seller shall prepare and timely file any Tax Return for Asset Taxes with respect to the Assets required to be filed on or before the Closing Date, and Buyer shall prepare and timely file any Tax Return for Asset Taxes with respect to the Assets required to be filed after the Closing Date (including Tax Returns relating to any Straddle Period). Each Party shall indemnify and hold the other Party harmless for any failure to file such Tax Returns and to make such payments. Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements. Buyer shall provide Seller with a copy of any Tax Return relating to any Straddle Period for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.

(d)Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or Proceeding relating to any tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

13.03Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and emails set forth below (or to such other recipients, addresses, or emails as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

Crescent Pass Energy, LLC 19500 State Hwy 249, Suite 570

Houston, TX 77070

Attention: Tyler Fenley, Chief Executive Officer E-mail: tyler@crescentpass.com

With copy to (which shall not constitute a notice): Talara Capital Management, LLC

712 Main St Suite 920

Houston, TX 77002

Attention: David Young, Director E-mail: dyoung@talaracapital.com

NOTICES TO SELLER:

Riviera Operating, LLC Riviera Upstream, LLC

600 Travis Street, Suite 1700

Houston, Texas 77002 Attention: General Counsel

E-mail: Handerson@Rvraresources.com

13.04Governing Law; Jurisdiction; Service of Process; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED. WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 11.15 OR THE DISPUTE RESOLUTION PROCEDURE PROVIDED IN SECTION 2.05(E) AND SECTION 11.15 WITH RESPECT TO DISPUTES ARISING THEREUNDER, THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION     CONTEMPLATED     HEREBY     OR     THEREBY     SHALL     BE

EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY

(I)WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 13.04.

13.05Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.06Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.07Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications, and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties. No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control, and prevail.

13.08Assignments, Successors, and No Third Party Rights. Neither Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party); provided that Buyer (without consent of Seller) may assign all or part of its rights under this Agreement (including its rights to receive the Assets) to one or more Affiliates, and any assignment (other than an assignment by Buyer to an Affiliate) made without such consent shall be void, and in the event of such consent (or an assignment by Buyer to an Affiliate), such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement or any other Transaction Document shall be construed to give any Person other than the Parties and their permitted assignees (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence and except as otherwise set forth in this Agreement, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.

13.09Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

13.10Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement.  Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. For any “agreement”, “waiver,” “notice” or words of similar import to be effective, such agreement, waiver or notice must be in writing and delivered by one Party to the other Party pursuant to Section 13.03. If the date specified in this Agreement for giving notice or taking any action is not a Business Day (or, if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

13.11Counterparts. This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

13.12Press Release. If any Party wishes to make a press release or other public announcement respecting this Agreement or specific to the Contemplated Transactions, such Party will provide a courtesy copy to the other Party of the language relevant to the transaction prior to the release or public announcement. Neither Party will issue a press release or other public announcement that includes the name of a non-releasing Party or its Affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion); provided, however, the foregoing shall not restrict disclosures by the Party

(a)to the extent that such disclosures are required by applicable securities or other Legal Requirements or the applicable rules of any stock exchange having jurisdiction over the   Parties,

(b)to Governmental Bodies or any Third Party holding Preferential Purchase Right, rights of Consent, or other rights that may be applicable to the Contemplated Transaction as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such Consents or (c) to the extent that such disclosure is limited to the fact that the Assets have been sold. Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 13.12.

13.13Confidentiality. The Confidentiality Agreement shall terminate on the Closing Date and will thereafter be of no further force or effect. Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, all terms and provisions of this Agreement, except as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 13.13, to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, to any

Affiliate or Representative, in the case of Buyer, to any potential purchaser of (or joint venture partner with respect) to all or any portion of the Assets and any direct or indirect (current or potential) investor or lender and to the extent that such Party must disclose the same in any Proceeding brought by or Threatened by or against it to enforce or defend its rights under this Agreement. This Section 13.13 shall not prevent either Party from recording the Instruments of Conveyance delivered at the Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets. Additionally, from and after the Closing, Seller shall keep confidential and not use any of the Records other than for Tax purposes or in connection with the Retained Liabilities, Excluded Assets or any Proceeding or Threatened Proceeding against Seller.  The covenant set forth in this Section shall terminate  two

(2)	years after the Closing Date.

13.14Name Change. As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the names “Linn” or “Riviera” and variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

13.15Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.16Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

13.17Joint and Several Liability. Riviera Upstream and Riviera Operating shall be jointly and severally liable for all of the duties and obligations of the other under this Agreement and the other Transaction Documents.

13.18Non-Recourse Persons. The Parties acknowledge and agree that no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate, or financing source (including, without limitation, Talara Capital Management, LLC, any investment fund managed by Talara Capital Management, LLC or any of their respective Affiliates), and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates, or financing sources of Seller (excluding, in each case, Seller, and subject to such exclusion, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for, and Buyer hereby waives, releases, remises and forever discharges, and shall cause each member of the Buyer Group to waive, release, remise and forever discharge, any Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, or causes of action whatsoever, in law or in equity, known or unknown, against each Non-Recourse Person which are based on, related to, or arise out of the ownership or operation of the Assets, the Excluded Assets or negotiation, performance, and consummation of this Agreement or the other Transaction Documents or the Contemplated Transactions hereunder or thereunder. Each Non- Recourse Person is expressly intended as a third-party beneficiary of this Section 13.18.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

Riviera Upstream, LLC

By:  /s/ David Rottino

Name:  David Rottino

Title:   President and Chief Executive Officer

Riviera Operating, LLC

By:  /s/ David Rottino

Name:  David Rottino

Title:   President and Chief Executive Officer

Signature Page  to Purchase  and Sale Agreement

BUYER:

Crescent Pass Energy, LLC

By:/s/ Tyler Fenley Name: Tyler Fenley

Title:   Chief Executive Officer

Signature Page to Purchase and Sale Agreement